UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ________________________

 SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
 ________________________

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☐	Soliciting Material under §240.14a-12

FORESTAR GROUP INC.
(Name of Registrant as Specified In Its Charter)
 ___________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FORESTAR

70
1954
2024

Notice of 2025

ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF 2025
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
January 20, 2025

Dear Stockholders of Forestar:

WHEN AND WHERE THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD

You are invited to attend the 2025 Annual Meeting of Stockholders of Forestar Group Inc. Our 2025 Annual Meeting will be held at our corporate office located at 2221 E. Lamar Blvd., Arlington, Texas 76006, on Monday, January 20, 2025, at 9:00 a.m. Central Time.

PURPOSES OF THE MEETING

At the 2025 Annual Meeting, the stockholders will be asked to vote on the following proposals and to conduct any other business properly brought before the meeting:

Our Board's Recommendation
Proposal No. 1:	Election of Directors: To elect the six directors named in our proxy statement	FOR
Proposal No. 2:	Advisory Vote to Approve Our Executive Compensation: To seek an advisory vote on the approval of executive compensation	FOR
Proposal No. 3:	Charter Amendment: To Approve an Amendment to the Company's Second Amended and Restated Certificate of Incorporation to Modify Transaction Approval Thresholds	FOR
Proposal No. 4:	Ratification of Auditors: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2025	FOR

WHO CAN ATTEND AND VOTE

Only stockholders of record at the close of business on November 22, 2024 will be entitled to receive notices about and to vote at the 2025 Annual Meeting or any later meeting if the 2025 Annual Meeting is adjourned or postponed.

If you need help voting your shares, please call 1-866-232-3037 (toll free) or 1-720-358-3640 (international toll free).

Sincerely,

DONALD J. TOMNITZ
Executive Chairman
December , 2024
Arlington, Texas

Your vote is important. You are invited to attend the meeting in person. If it is determined that a change in the date, time or location of the 2025 Annual Meeting or a change to a virtual meeting format is advisable or required, an announcement of such changes will be made through a press release, additional proxy materials filed with the Securities and Exchange Commission, and on the Investor Relations section of our website. Please check this website in advance of the meeting date if you are planning to attend in person.

If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (817) 769-1860 or by mail at 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006. Whether or not you plan to attend the meeting, and no matter how many shares you own, please vote over the internet or by telephone, or, if you received by mail or printed a paper proxy card, you may also vote by signing, dating and returning the proxy card by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time by following the instructions under “General Information — How You Can Change or Revoke Your Vote.”

Important Notice Regarding Availability of Proxy Materials for the 2025 Annual Meeting to be held on January 20, 2025. The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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Page
Fiscal 2024 Outstanding Equity Awards	36
Fiscal 2024 Option Exercises and Stock Vested	37
Nonqualified Deferred Compensation Plans	37
Potential Payments Upon Termination of Change in Control	38
Securities Authorized for Issuance under Equity Compensation Plans	41

CEO PAY RATIO	42

PAY VERSUS PERFORMANCE	43

PROPOSAL NO. 3 - APPROVE AN AMENDMENT TO THE COMPANY'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO MODIFY TRANSACTION APPROVAL THRESHOLDS	47

AUDIT COMMITTEE REPORT	49

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	50

BENEFICIAL OWNERSHIP OF COMMON STOCK	51
Management	51
Certain Other Beneficial Owners	52

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	53
Related Party Transaction Policy	53
Stockholder’s Agreement	55
Master Supply Agreement	56
Shared Services Agreement	57
Tax Sharing Agreement	57
Related Party Transactions	58

DELINQUENT SECTION 16(a) REPORTS	60
GENERAL INFORMATION	61
Time, Place and Purposes of Meeting	61
Record Date	61
Stockholders Sharing the Same Address	61
Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner	61
Voting Your Shares	62
Voting in Person at the Annual Meeting	63
How You Can Change or Revoke Your Vote	63
Quorum	63
Abstentions	64
Broker Non-Votes	64
Required Votes	64
Proxy Solicitation	65

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS	66
Voting Questions or Assistance	66
Electronic Delivery of Proxy Materials	66

REQUESTING DOCUMENTS FROM THE COMPANY	67

OTHER MATTERS	68
EXHIBIT A: PROPOSED AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO MODIFY TRANSACTION APPROVAL THRESHOLD	70

ii

Proxy Statement Summary
We expect that the Proxy Statement and the accompanying form of proxy will first be released to our stockholders of record on or about December 13, 2024.

Forestar Group Inc. is referred to as “Forestar,” the “Company,” “we,” and “our” in this Proxy Statement.

Key Operating and Financial Highlights

The Forestar team, led by our executive officers, delivered strong operating and financial results during fiscal 2024. Our results reflect the strength of our experienced operational teams, differentiated business model, broad geographic footprint and strong customer base.

Consolidated revenues for fiscal 2024 totaled $1.5 billion on 15,068 lots sold. Over the last five years, Forestar's consolidated revenues increased more than 250% and pre-tax income increased nearly 500% as we have continued to grow our platform in the fragmented residential lot development industry. Over this same period, earnings per diluted share increased 406%, book value per share increased 87% and return on equity (ROE) improved 910 basis points to 13.8%. Return on equity is calculated as net income attributable to Forestar for the year divided by average stockholders' equity, where average stockholders' equity is the sum of ending stockholders' equity balances of the trailing five quarters divided by five.

Key Performance Highlights

Note: Dollars in millions.

	As of and for the Fiscal Year Ended September 30					% Change
Stock Price and Other Data	2024	2023	2022	2021	2020	2024 vs 2023	2024 vs 2022
Common stock price	$32.37	$26.94	$11.19	$18.63	$17.70	20%	189%
Total equity market capitalization (in millions)	$1,640	$1,344	$557	$924	$851	22%	194%
Book value per common share	$31.47	$27.43	$24.08	$20.47	$18.12	15%	31%
Diluted earnings per common share	$4.00	$3.33	$3.59	$2.25	$1.26	20%	11%

Corporate Governance Highlights

Our governance structure, as established by our Corporate Governance Guidelines, ensures robust independent oversight of management and accountability to stockholders.

Governance Principles	Corporate Governance Practice
Accountability to our Stockholders	✓	Our common stock is our only class of stock, with one vote per share.
	✓	Our stockholders elect directors for one-year terms by a majority vote standard.
	✓	We do not have a “poison pill” or similar anti-takeover provision in place.
Board Independence	✓	Five of our six director nominees are independent.
	✓	We have a separate chairman and chief executive officer and an independent Presiding Director.
	✓	Our independent directors meet in executive sessions.
	✓	All the members of our three standing Board committees—Audit, Compensation and Nominating and Governance—are independent.
Board Diversity	✓	Three of our six directors are women.
	✓	Director gender and ethnic diversity is supported by our candidate recruitment policy.
	✓	Our Compensation Committee Chair is a woman.
	✓	Added two new independent directors in October 2024 through board refreshment, one being a female.
Board Policies and Practices	✓	Our Board annually reviews its performance and the performance of each of its standing committees.
	✓	Our Nominating and Governance Committee oversees risks associated with overall governance and ESG.
	✓	Our Compensation Committee annually evaluates our CEO’s performance.
	✓	Our Board and Audit Committee oversee cybersecurity risk.
Risk Mitigation and Alignment of Interests	✓	We prohibit our executives and directors from all forms of hedging or pledging Company stock. No executive officer or director has any shares of Company stock hedged or pledged.
	✓	Effective October 2023, we adopted a clawback policy that applies to both cash and equity incentives and is triggered by either a financial restatement or other material harm to the Company.

Executive Compensation Highlights

Our Compensation Committee strives to design a fair and competitive compensation package for executive officers using incentives based on Company performance that emphasize the creation of sustainable long-term stockholder value and that will attract, motivate and retain highly qualified and experienced executives.

Executive Compensation Principles	Executive Compensation Objectives
Business Resilience	✓	Achieve long-term sustainability of our business.
Alignment of Interests	✓	Align our executives' interests with stockholders' interests with the goal of maximizing long-term shareholder value.
Pay-for-Performance	✓	Award compensation that recognizes valuable short- and long-term individual performance as well as the Company's overall performance.
Attract and Retain	✓	Attract, motivate and retain highly qualified and experienced executives.

Proposal No. 1 – Election of Directors

Our Board of Directors (the “Board”) currently consists of six directors, all of whom are up for re-election at the 2025 Annual Meeting. Four of our directors were elected by our stockholders at the 2024 Annual Meeting. Ms. Fischer and Mr. Seagraves were appointed to the Board in October 2024. Each of the six directors, if elected at the 2025 Annual Meeting, will serve until the 2026 Annual Meeting and until his or her successor has been elected and qualified.

The Nominating and Governance Committee recommended our six directors as director nominees to the Board of Directors, each of whom is listed under the heading “Director Nominees” on page 7.

After review and consideration by the Board of Directors, as recommended by the Nominating and Governance Committee, the Board nominated the following six nominees for election to our Board of Directors:

✓	Donald J. Tomnitz	✓	Lisa H. Jamieson
✓	Kellie L. Fischer	✓	Elizabeth (Betsy) Parmer
✓	Samuel R. Fuller	✓	George W. Seagraves, II

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” Each of our Six Nominees for Director.

Selection of Director Nominees

Ms. Fischer, Mr. Fuller, Ms. Jamieson, Ms. Parmer, Mr. Seagraves and Mr. Tomnitz are standing for election as directors to serve until the 2026 Annual Meeting, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After reviewing their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. Mr. Fuller, Ms. Parmer, Mr. Seagraves and Mr. Tomnitz were designated by D.R. Horton for nomination as directors. Ms. Jamieson and Ms. Fischer were each designated as a Non-Stockholder Designee for nomination as directors.

We did not pay a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees in fiscal 2024. Ms. Fischer, who was appointed to the Board in 2024, was introduced to the Board by D.R. Horton.

Each of the nominees has consented to be named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

Director Qualifications

Our Nominating and Governance Committee is tasked with ensuring that the proper skills and experience are represented on our Board. Our Corporate Governance Guidelines, which are available on our website at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section, include a non-exclusive list of qualifications that should be considered when reviewing director candidates. The qualifications consider business experience, independence, an understanding of, reputation or experience relevant to our business, geographic locations, diversity of backgrounds and skills and other factors. We expect all our directors to possess the highest personal and professional ethics, integrity and values. We also expect our directors to be committed to the long-term interests of our stockholders as a whole. Additionally, we review the existing time commitments of director candidates to confirm that they do not have any obligations that would conflict with the time commitments of a director of the Company. The Nominating and Governance Committee seeks to recruit candidates who can contribute different perspectives to the Board, as the Nominating and Governance Committee recognizes the importance of having diversity of age, gender, race and ethnicity on the Board.

Stockholder’s Agreement

In October 2017, we became a majority-owned subsidiary of D.R. Horton, Inc. (“D.R. Horton”) through a merger (the “Merger”) and a controlled company under New York Stock Exchange (“NYSE”) rules. As a controlled company, we are not required to have a majority of independent directors, an independent compensation committee, or an independent nominating committee. However, at this time, we intend to continue to maintain a majority of independent directors and both an independent compensation committee and nominating committee.

In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton (as amended and restated on October 28, 2024, the “A&R Stockholder’s Agreement”) that provides for certain Board and Board committee appointment rights. These provisions also appear in our Second Amended and Restated Certificate of Incorporation.

Under the A&R Stockholder's Agreement, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will have five directors unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton. Additionally, D.R. Horton has the right to designate a number of directors equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of directors that we would have if there were no vacancies, rounded up to the nearest whole number (and in any event not less than one). We and D.R. Horton have also each agreed to use reasonable best efforts to ensure to cause at least three directors to be considered “independent” under the rules of the SEC and under applicable listing standards. Following the approval process described above, our Board currently consists of six directors, comprised of four individuals designated by D.R. Horton (which includes our Executive Chairman) and two individuals designated by the Nominating and Governance Committee, as the Non-Stockholder Designees (as defined in the A&R Stockholder's Agreement).

For more information on the A&R Stockholder’s Agreement, see the section on “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.” Additional information regarding the A&R Stockholder’s Agreement, including a copy of the A&R Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on November 1, 2024.

Director Elections Standard and Resignation Policy

Our amended and restated bylaws include a voting standard in uncontested elections of directors (as is the case for this annual meeting) of a majority of votes cast in the election. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast, which means the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Our Board of Directors also adopted a director resignation policy, which is set forth in the Corporate Governance Guidelines available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section. This policy sets forth the procedures that will apply in the event that a director does not receive the requisite majority of votes cast “for” his or her election. In summary, an incumbent director nominee who fails to receive the required vote for election is required to tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. The Nominating and Governance Committee will consider the resignation and, within 45 days after the date of the stockholders meeting at which the election of directors occurred, will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will act on the Committee’s recommendation within 90 days after the date of the Annual Meeting of Stockholders. The director whose resignation is under consideration will not participate in the Committee or Board of Directors’ decision with respect to accepting or rejecting his or her resignation as director. If a resignation is not accepted by the Board of Directors, the director will continue to serve. If a resignation is accepted and there is a resulting vacancy on the Board of Directors, that vacancy can be filled by action of the Board.

Following the Board’s decision on whether to accept or reject the resignation, we will publicly disclose the Board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason(s) for rejecting the tendered resignation.

Director Nominees

Donald J. Tomnitz
Executive Chairman of the Board Age 76 Director since: October 2017 Tenure: •7 years
Principal Occupation and Other Information
Donald J. Tomnitz has served as Executive Chairman of the Board of Forestar since October 2017. Prior to joining the Company, Mr. Tomnitz was a consultant to D.R. Horton from 2014 to 2017. From 1998 to 2014, Mr. Tomnitz was the Vice Chairman and Chief Executive Officer of D.R. Horton, after having served as its President, Executive Vice President and as President of D.R. Horton’s Homebuilding Division. Mr. Tomnitz also served on the Board of Directors of D.R. Horton until October 2014. Before joining D.R. Horton, Mr. Tomnitz was a Captain in the U.S. Army, a Vice President of RepublicBank of Dallas, N.A. and a Vice President of Crow Development Company, a Trammell Crow Company.
Mr. Tomnitz holds a Bachelor of Arts in economics from Westminster College and a Master of Business Administration in finance from Western Illinois University.

Qualifications
Mr. Tomnitz has significant knowledge and experience in the real estate development and homebuilding industries, including public company chief executive officer experience.

Kellie L. Fischer
Director Age 53 Director since: October 2024 Committees: •Audit Committee •Compensation Committee •Nominating and Governance Committee Tenure: •< 1 year
Principal Occupation and Other Information
Kellie L. Fischer is the Executive Vice President and Chief Financial Officer of Rangers Baseball Express LLC (the “Rangers”), which is the holding company of the Texas Rangers baseball franchise, the Rangers' real estate development entities and REV Entertainment, LLC (an events and sports management company). Ms. Fischer has held this role since 2005 under two different ownership groups. From 1999 to 2005, Ms. Fischer served as Controller and Vice President of Finance of Southwest Sports Group LLC. Prior to joining the Rangers, Ms. Fischer worked in the audit division of PwC focusing primarily on publicly traded manufacturing clients.
Ms. Fischer is a Certified Public Accountant in the State of Texas and holds a Bachelor of Business Administration degree in accounting from Baylor University.

Qualifications
Ms. Fischer brings expertise in accounting and financial reporting as well as management experience and business acumen.

Samuel R. Fuller
Director Age 81 Director since: October 2017 Committees: •Audit Committee (Chair) •Compensation Committee •Nominating and Governance Committee Tenure: •7 years
Principal Occupation and Other Information
Samuel R. Fuller retired in 2008, having obtained significant experience in accounting and financial roles through his employment with D.R. Horton from 1992 until his retirement. He served as Controller of D.R. Horton from 1995 until his promotion to Chief Financial Officer in 2000 and was a member of the Board of Directors from 2000 until 2003. Mr. Fuller was a Certified Public Accountant in New Mexico and Texas (retired status).
Mr. Fuller holds a Bachelor of Arts degree in accounting from the University of Oregon and a Master of Business Administration in finance from the University of Texas at Arlington.

Qualifications
Mr. Fuller is an expert in accounting and financial reporting and has significant knowledge and experience in accounting, finance, and internal control over financial reporting in a public company environment.

Lisa H. Jamieson
Director Age 64 Director since: August 2019 Committees: •Audit Committee •Compensation Committee (Chair) •Nominating and Governance Committee Tenure: •5 years
Principal Occupation and Other Information
Lisa H. Jamieson is a shareholder of Bourland, Wall and Wenzel, P.C., where she has been practicing law since 2018. Ms. Jamieson was a partner with the firm of Shannon, Gracey, Ratliff & Miller, LLP from 2008 until 2016. From 2016 to 2018, Ms. Jamieson was with the law firm of Pope, Hardwicke, Christie, Kelly & Taplett, LLP. Ms. Jamieson is experienced in all facets of estate planning and probate law, is Board Certified in Estate Planning and Probate Law by the Texas Board of Legal Specialization and was a Certified Public Accountant (retired status). Ms. Jamieson's practice includes sophisticated business and estate tax planning, administration of dependent and independent estates, guardianships for incapacitated adults and counseling and representing trustees.
Ms. Jamieson is licensed in Texas, having graduated from Baylor University School of Law. She is a Fellow in the American College of Trust and Estate Counsel and is a past President of the Tarrant County Probate Bar. Ms. Jamieson is a former Chair of the Real Estate, Probate and Trust Law Section of the State Bar of Texas, the largest section of the State Bar. She also has chaired the Guardianship Code Committee of the Section as well as Chair of the Jurisdiction Committee which revised the jurisdiction statutes of decedents' estates and guardianships.

Qualifications
Ms. Jamieson provides knowledge in the accounting field. She also provides senior leadership experience gained through her executive level positions held in several sections of the State Bar and her tenured experience in her law practice. Ms. Jamieson contributes her expertise in the operational management and legal affairs to the Board.

Elizabeth (Betsy) Parmer
Director Age 57 Director since: March 2023 Committees: •Audit Committee •Compensation Committee •Nominating and Governance Committee Tenure: •1 year
Principal Occupation and Other Information
Elizabeth (Betsy) Parmer is the founder and owner at the Law Offices of Elizabeth Parmer. She specializes in large estate divorces and high-conflict family law litigation with a background of ad valorem tax representation. Ms. Parmer has been practicing law for 30 years. Since 1995, she has been practicing at the Law Offices of Elizabeth Parmer. She currently serves as a board member for the charity organization Dayna's Footprints.
Ms. Parmer holds a Bachelor of Arts in history from Yale University and a Juris Doctor degree from the University of Texas at Austin.

Qualifications
Ms. Parmer brings extensive legal experience, management expertise and other business acumen to the Board.

George W. Seagraves, II
Director Age 66 Director since: October 2024 Committees: •Audit Committee •Compensation Committee •Nominating and Governance Committee (Chair) Tenure: •< 1 year
Principal Occupation and Other Information
George W. Seagraves, II retired in 2015 after a 26-year career at D.R. Horton. Prior to his retirement, he most recently served as North Region President, a position he had held since October 2006. Prior to October 2006, Mr. Seagraves held multiple senior leadership positions at D.R. Horton, including Executive Vice President and Chief Operating Officer for the Eastern U.S., Northeast Region President and East Region President.
Mr. Seagraves holds a Bachelor of Science degree in landscape architecture from Texas A&M University.

Qualifications
Mr. Seagraves brings extensive knowledge of the land development and homebuilding industries, expertise in accounting and financial reporting, management experience and business acumen.

How Nominees are Selected

Our Nominating and Governance Committee selects nominees based on recognized achievements and their ability to bring various skills and experience to our Board, as described in more detail in the Corporate Governance Guidelines available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section. The Corporate Governance Guidelines encourage board membership composed of diverse background skills, substantive pertinent experience and diversity among the directors as a whole.

Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board consider whether non-employee director nominees are independent as defined in the corporate governance listing standards of the NYSE and whether they have a prohibited conflict of interest with our business.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the advance notice procedures for director nominations set forth in our amended and restated bylaws. These procedures require that notice of the director nomination be made in writing to our Corporate Secretary, and must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to such anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. In the case of a special meeting of stockholders at which directors are to be elected, notice must be received not later than the close of business on the 10th day following the date on which notice of the special meeting date is first mailed to stockholders or made public, whichever occurs first. Recommendations made by stockholders in this manner will be evaluated in the same manner as candidates identified through other means, which includes taking into consideration the needs of the Board and the qualifications of the candidates. Our amended and restated bylaws require the notice of director nomination to include certain specified information regarding the nominating stockholder and the nominee.

Corporate Governance and Board Matters

Board Leadership Structure

Mr. Tomnitz has served as our Executive Chairman of the Board since October 2017. Mr. Tomnitz has significant experience serving in the real estate and homebuilding industry and as a public company CEO.

Our Board believes that separating the offices of the Executive Chairman and CEO is in the best interests of the Company and its stockholders at this time. It allows our Executive Chairman to focus on overall strategy and vision, affords us the benefits of Mr. Tomnitz’s board leadership experience and enables our CEO to focus on managing the day-to-day operations of the Company. However, should circumstances change in the future, the Board is free to choose its Executive Chairman in any way it determines is in the best interests of the Company and its stockholders in accordance with our Second Amended and Restated Certificate of Incorporation and amended and restated bylaws.

Our Board performs a number of its functions through committees. All committee members, including the chairs of each of our Audit Committee, Compensation Committee and Nominating and Governance Committee, are independent directors under NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate and terminate its advisors. The charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section. We will provide a copy of these documents, without charge, upon request to our Corporate Secretary at our principal executive office. Any changes to the committee charters will be reflected on our website.

Risk Oversight

The Board oversees our risk management processes, and management is responsible for managing risk. The Board performs its risk oversight role by using several different levels of review. Our CEO reports significant risks to the Board as necessary and appropriate. In addition, management reports on, and the Board reviews, the risks associated with our strategic plan periodically as part of the Board’s consideration of our strategic direction.

ESG Matters. Key ESG matters, including environmental and climate-related risks and human capital risks such as diversity, equity and inclusion and employee health and safety, could have an adverse impact on our company. Our Nominating and Governance Committee oversees these risks via presentations on these and other ESG matters with both internal and external personnel with responsibilities and expertise in ESG. The Board also supports and regularly inquires about progress in the Company’s reporting of ESG policies, metrics and related disclosures.

Human Capital Management. The Nominating and Governance Committee oversees a broad range of human capital management topics, including culture, talent, diversity and inclusion. We are committed to building diverse and inclusive teams, producing positive results and improving customer relationships. In fiscal 2022, the Company adopted a Human Rights Policy to set forth the Company's commitment to respect human rights. The Policy states the Company's zero tolerance for racism or discrimination of any kind, including discrimination based on race, color, genetics, religious beliefs, gender, gender identity or expression, sexual orientation, national origin, disability, age, veteran status, marital status, citizenship status or any other legally protected characteristic by anyone, including our employees, suppliers, customers or anyone with whom we do business or encounter regularly. The Human Rights Policy is available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section.

Cybersecurity. Our Company is largely reliant on information technology (IT), and potential IT failures and data security breaches could harm our business. IT and cybersecurity risk is managed by the D.R. Horton IT Cyber Security Risk Officer (CSRO) and Chief Information Officer (CIO), and our Board oversees this risk via discussions with and presentations to the Board and Audit Committee as part of Internal Audit, the Company CFO’s or the CIO’s materials, paired with periodic formal presentations by the CIO and CSRO. The most recent formal presentation highlighted the Company’s processes and procedures to maintain IT security and discussed the mix of preventative and mitigation efforts for IT security. The Board also regularly inquires about changes, updates and potential issues in our strategy and execution of IT security risk management. Internal Audit also conducts cybersecurity reviews as part of its audit procedures and presents any findings to the Board. Additionally, we have implemented mandatory training and awareness programs, including periodic exercises, designed to educate our employees on cybersecurity risks. To our knowledge, the Company has not had a material cybersecurity breach within the last three years. We believe these measures provide adequate risk oversight of information technology and cybersecurity matters that could affect the Company.

Independence. Other than Mr. Tomnitz, our Executive Chairman, all current Board members are classified as independent under the NYSE listing standards. We believe our Company and our stockholders benefit from the five independent, experienced directors that make up our Board, along with oversight of the Board by the Executive Chairman.

Each of the Board’s Committees oversees the management of risks within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board composition and leadership structure support this approach.

Board Committees and Stockholder’s Agreement

At all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, no committee of the Board will have more than three members unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton. Each committee of the Board will include in its membership (i) a number of D.R. Horton designees equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded up to the nearest whole number (and in any event not less than one) and (ii) at least one member not designated by D.R. Horton. In addition, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will maintain a Nominating and Governance Committee.

On October 6, 2017, D.R. Horton and our Board, including each of the members of our Board that are considered “independent” under the rules of the SEC and the NYSE, elected to waive the requirement that the committees of the Board consist of three directors, and set the size of each of our Nominating and Governance Committee, the Compensation Committee and the Audit Committee at four directors. In October 2024, D.R. Horton and our Board set the size of each of our Nominating and Governance Committee, the Compensation Committee and the Audit Committee at five directors, an increase of one director from previous years.

Additional information regarding the A&R Stockholder’s Agreement, including a copy of the A&R Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on November 1, 2024.

Audit Committee

The Audit Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section. Among other things detailed in the Committee’s Charter, the Audit Committee sets the “tone at the top” and assists the Board in its oversight of:
•the integrity of our financial statements;
•compliance with legal and regulatory requirements;
•implementation of new accounting standards;
•the independent registered public accounting firm’s qualifications and independence; and
•the performance of the internal audit function and independent registered public accounting firm.

In addition, the Audit Committee prepares the audit committee report included in this Proxy Statement. The Audit Committee has the sole authority to retain, compensate and terminate our independent registered public accounting firm. Our Board of Directors has determined that Mr. Fuller and Ms. Fischer are financial experts. In addition, our Board has determined that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards applicable to audit committee members. The members of the Audit Committee are Mr. Fuller (Chair), Ms. Fischer, Ms. Jamieson, Ms. Parmer and Mr. Seagraves. The Audit Committee met four times in fiscal 2024.

Compensation Committee

The Compensation Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section. Among other things detailed in the Committee’s Charter, the Compensation Committee is responsible for the following:
•determining and approving, either as a committee or together with other independent directors (as directed by the Board), the Executive Chairman’s and CEO’s compensation;
•determining and recommending to the Board the compensation of the other executive officers;
•establishing the compensation philosophies, goals and objectives for executive officers;
•monitoring incentive and equity-based compensation plans;
•administering equity-based plans;
•preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement; and
•overseeing compliance with SEC rules regarding stockholder approvals of certain executive compensation matters and equity compensation plans.

The Compensation Committee reviews and considers, among other things, the incentives that our executive compensation programs create on our risk profile. The Compensation Committee reports regularly to the full Board. In addition, under the terms of the Second Amended and Restated Certificate of Incorporation and the A&R Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, under those circumstances, D.R. Horton's approval is also required.

The Compensation Committee did not engage a compensation consultant in fiscal 2024. However, in October 2024, Lockton Companies, a compensation consultant, was engaged to provide advice on the Company’s executive compensation program structure. Lockton reports directly to the Compensation Committee. The independence of Lockton Companies was assessed under applicable NYSE rules, and it was determined that Lockton’s engagement does not raise any conflicts of interest.

The members of the Compensation Committee are Ms. Jamieson (Chair), Ms. Fischer, Mr. Fuller, Ms. Parmer and Mr. Seagraves. Our Board has determined that all members of the Compensation Committee are independent as defined in the NYSE corporate governance standards applicable to compensation committee members. The Compensation Committee met nine times in fiscal 2024.

Nominating and Governance Committee

The Nominating and Governance Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section. Among other things detailed in the Committee’s Charter, the Nominating and Governance Committee is responsible for the following:
•reviewing the structure of the Board, at least annually, to ensure that the proper skills and experience are represented on the Board;
•recommending nominees to serve on the Board;
•reviewing corporate governance issues;
•reviewing performance and qualifications of Board members before they stand for re-election;
•reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals; and
•acting in an advisory capacity to the Board regarding activities that relate to issues of social and public concern, matters of public policy and the environment and significant legislative, regulatory and social trends and developments.

The members of the Nominating and Governance Committee are Mr. Seagraves (Chair), Ms. Fischer, Mr. Fuller, Ms. Jamieson and Ms. Parmer. Our Board has determined that all members of the Nominating and Governance Committee are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Governance Committee met six times in fiscal 2024.

Executive Committee

The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs that by state or federal law or the NYSE Rules may be delegated to it by the Board of Directors. The members of the Executive Committee are Mr. Tomnitz (Chair), Ms. Jamieson and Mr. Seagraves. The Executive Committee did not meet in fiscal 2024.

Director Independence

Our Corporate Governance Guidelines are available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section. In accordance with our Corporate Governance Guidelines and NYSE rules, the majority of our directors are independent.

Ms. Fischer, Mr. Fuller, Ms. Jamieson, Ms. Parmer and Mr. Seagraves satisfy our director independence standards. Mr. Tomnitz does not meet our independence standards because he is an executive officer. Mr. Ringler, who resigned from the Board in October 2024, satisfied our director independence standards during the time he served on the Board.

The Board defines independence as meeting the requirements to be considered independent directors under current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:
•Annually, the Board reviews the relationships each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Only directors the Board affirmatively determines have no material relationship with the Company will be considered independent, subject to additional qualifications prescribed under the NYSE listing standards or applicable law.
•To serve as a member of any Committee of the Board, the director must meet any additional independence requirements set forth in the Committee’s charter or applicable law or listing standards of the NYSE.

There were no material transactions or relationships between the Company and any of our independent directors during fiscal 2024. There are no family relationships between any of the nominees and our executive officers.

Board Meetings

Our Board typically meets at least four times a year. Our Board met 16 times in fiscal 2024. Each director attended virtually, in person or by conference call at least 75% of Board meetings and committee meetings held by all committees on which he or she served (held during the period he or she served).

At least once each year, our Board holds meetings with only independent directors present. The Chair of the Nominating and Governance Committee serves as Presiding Director to lead these meetings.

Other Corporate Governance Matters

Under our Corporate Governance Guidelines, a director is deemed to have tendered his or her resignation at the next regularly scheduled meeting of the Nominating and Governance Committee in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board. Also, under our Corporate Governance Guidelines, non-employee directors may not serve on the boards of directors of more than three public companies. Existing directors must consult the Executive Chairman of the Board and the Chair of the Nominating and Governance Committee prior to joining another board of directors. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee will assess whether the new membership would present a conflict or otherwise compromise the ability of that director to dedicate the time necessary to serve on our Board.

We expect all of our Board members to attend our 2025 Annual Meeting of Stockholders, but from time to time other commitments may prevent certain Board members from attending. All Board members in office at the time of our 2024 Annual Meeting of Stockholders attended such meeting either virtually, by teleconference or in person.

Non-employee directors must retire from the Board no later than the annual stockholders meeting following their 77th birthday unless the remaining non-employee directors determine that it would be in the best interest of the Company and our stockholders for an exception to this policy to be granted. Employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 77th birthday, unless otherwise determined by the Board.

In November 2020 and later affirmed in 2021, 2022, 2023 and 2024, the remaining non-employee directors determined that it was in the best interest of the Company and the stockholders that Mr. Fuller, age 81, continue to serve as a director of the Company. Mr. Fuller was nominated by the Nominating and Governance Committee as a director of the Company to be included in this Proxy Statement for re-election at the 2025 Annual Meeting. As a previous public company CFO in the homebuilding industry, Mr. Fuller brings valuable expertise to the Board. His unique skill set and experience provide a helpful perspective, and he is highly regarded and appreciated by the other Board members as the Chair of the Audit Committee.

Policies on Business Conduct and Ethics

All our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our CEO and CFO are also required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive office. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

Communications with Directors

Stockholders and other interested parties may communicate with our Board, including individual directors, by forwarding written comments to the Chair of the Nominating and Governance Committee, who also serves as our Presiding Director, with a copy to our Corporate Secretary to the following:

George W. Seagraves, II, Nominating and Governance Committee Chair
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Board Communications

Copy to:
Corporate Secretary
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Board Communications

Director Compensation

Our director compensation program is designed to compensate our directors for the time commitment required to fulfill their responsibilities, to align director compensation with the long-term interests of our stockholders and to assist in recruiting high-caliber directors.

Director Fee Schedule

The fiscal 2024 director fee schedule is as follows:

Retainer Fee	$12,500 per quarter, not to exceed $50,000 per annum
Annual Board Committee Fee	$5,000 per Committee (paid $1,250 per quarter)
Annual Board Committee Chair Retainer	$2,500 per Committee (paid $625 per quarter)

In October 2024, the Board of Directors approved an increase of $10,000 to the retainer fee effective January 1, 2025, for a total of $60,000 per annum ($15,000 per quarter).

In addition to the above cash-based fees, in October 2023, each then serving non-employee director received a retainer grant of 6,000 restricted stock units, which vest ratably over three years, consistent with the retainer grant received three years prior. In March 2024, each then serving non-employee director received their annual fiscal 2024 grant of 1,207 restricted stock units, which vest ratably over three years. Additionally, in connection with Ms. Fischer and Mr. Seagraves appointment to the Board, each received a retainer grant of 4,360 restricted stock units in October 2024, which vest ratably over three years. Such retainer fees paid in restricted stock units are generally granted to new directors upon initial appointment.

Further, directors are reimbursed for expenses incurred attending Board and committee meetings, including those for travel, food and lodging. Each non-employee director is also eligible to participate in the Company's broad-based health care plan. Ms. Jamieson elected to participate in the plan in fiscal 2024.

Mr. Tomnitz does not receive any fees or compensation for his service on our Board other than his compensation as Executive Chairman which is discussed further below under “Executive Compensation.”

Insurance and Indemnification

All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors, agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

Fiscal 2024 Director Compensation

The following table presents compensation earned by non-employee directors for services rendered in fiscal 2024 as calculated in accordance with SEC rules.

Name(1)	Fees Paid in Cash(2)	Stock Awards(3)	Total
Samuel R. Fuller	$67,500	$189,329	$256,829
Lisa H. Jamieson	$67,500	$189,329	$256,829
Elizabeth (Betsy) Parmer	$65,000	$189,329	$254,329
G.F. (Rick) Ringler, III(4)	$67,500	$189,329	$256,829
_________________
(1)The Company pays director fees only to non-employee directors.
(2)Amounts represent director fees paid in cash during fiscal 2024.
(3)Amount represents the grant date fair value of $23.47 per unit for the 6,000 restricted stock units granted to each non-employee director on October 30, 2023 and the grant date fair value of $40.19 per unit for the 1,207 restricted stock units granted to each non-employee director on March 28, 2024. The grant date fair value of the restricted stock units was determined in accordance with accounting guidance for share-based payments. The Company recognizes expense for these awards over the three-year vesting period for those directors who are not retirement eligible (with such expense recognized at grant for directors who are retirement eligible).

(4)Mr. Ringler resigned from the Board of Directors effective October 28, 2024.
*Kellie L. Fischer and George W. Seagraves, II were appointed to the Board of Directors effective October 28, 2024 and therefore did not receive any compensation in fiscal 2024.

As of September 30, 2024, each then serving non-employee director held the following number of unvested restricted stock units:

Name	Unvested Restricted Stock Units
Samuel R. Fuller	10,309
Lisa H. Jamieson	10,309
Elizabeth (Betsy) Parmer	13,398
G.F. (Rick) Ringler, III (1)	10,309

(1) Mr. Ringler’s restricted stock units vested in full upon his resignation from the Board of Directors in October 2024.

Proposal No. 2 – Advisory Vote on the Approval of Executive Compensation

The Board recognizes that executive compensation is an important matter for our stockholders. Our executive compensation programs are designed to implement our core compensation philosophy that executive compensation should relate to and vary with Company performance. We believe our compensation programs are aligned with the interests of our stockholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, we are asking you to vote, in a non-binding advisory manner, to approve the executive compensation philosophy and objectives described in the Compensation Discussion and Analysis (CD&A) section of this 2025 Proxy Statement, and the compensation of our named executive officers (“NEOs”), as disclosed in this 2025 Proxy Statement.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Compensation Committee of the Board of Directors values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on the compensation of our NEOs and our executive compensation philosophy and objectives.

After consideration of the results of our advisory vote on the frequency of future advisory votes on executive compensation held at our 2023 Annual Meeting of Stockholders, at which the overwhelming majority of votes cast supported holding advisory votes to approve executive compensation every year, the Board of Directors has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation following the 2025 Annual Meeting will occur at the 2026 Annual Meeting unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

In accordance with the foregoing, we are asking stockholders to approve the following advisory resolution at the 2025 Annual Meeting:

RESOLVED, that the stockholders of Forestar Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2025 Annual Meeting of Stockholders.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” Approval of the Advisory Resolution on Executive Compensation.

Executive Officers

Our Current Executive Officers are:

Donald J. Tomnitz	Anthony W. Oxley	James D. Allen	Mark S. Walker
Executive Chairman	President and Chief Executive Officer	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President and Chief Operating Officer

Non-Director Executive Officers

Anthony W. Oxley
Chief Executive Officer Age 60
Anthony W. Oxley, is President and Chief Executive Officer of Forestar, positions he has held since January 2024. Prior to Forestar, he was D.R. Horton’s Senior Vice President – Business Development and oversaw all M&A activity and new market opportunities for start-up divisions. During his 25-year tenure with the national homebuilder, he was active in land banking, land acquisition and development, homebuilding and day-to-day division operations. Additional responsibilities included property, technology and innovation investments.
Mr. Oxley holds a Bachelor's degree from the University of Northern Iowa and a Juris Doctor degree from Emory University.

James D. Allen
Chief Financial Officer Age 65
James D. Allen, is Executive Vice President, Chief Financial Officer and Treasurer of Forestar, positions he has held since March 2020. Prior to joining Forestar, he served as a Senior Operating Partner at Palm Beach Capital, a private equity investment firm, from 2019 to March 2020. He served as CFO of Hollander Sleep Products, a supplier of bedding products, from 2015 to 2018. He has also held a variety of executive roles at both private and public companies, including Operating Vice President and Group CFO of Sun Capital Partners from 2003 to 2014, Chief Administrative Officer of Mattress Firm Inc. and a variety of C-suite roles at Tandycrafts, Inc. Mr. Allen began his career at PwC. Since February 2016, Mr. Allen has served on the Board and as a member of the audit and compensation committees of Flexshopper, Inc. (Nasdaq: FPAY).
Mr. Allen holds a Bachelor of Business Administration degree in accounting and management from Evangel University.

Mark S. Walker
Chief Operating Officer Age 48
Mark S. Walker, is Executive Vice President and Chief Operating Officer of Forestar, positions he has held since October 1, 2022. Mr. Walker has more than 20 years of experience in residential real estate. Mr. Walker joined Forestar in 2019 as Region President of the Company’s East region. Since 2019, his responsibilities have expanded to include leading Forestar’s Mid-Atlantic, North and Texas regions. Prior to joining Forestar, Mr. Walker worked for D.R. Horton from 2012 to 2019 as a Vice President in land acquisition and development.
Mr. Walker holds a Bachelor of Business Administration degree in general business from the University of Georgia.

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the compensation elements for our NEOs. Our NEOs for fiscal 2024 are:
•Donald J. Tomnitz, Executive Chairman;
•Anthony W. Oxley, President and Chief Executive Officer;*
•Daniel C. Bartok, Former President and Chief Executive Officer;*
•James D. Allen, Executive Vice President, Chief Financial Officer and Treasurer; and
•Mark S. Walker, Executive Vice President and Chief Operating Officer.
* Effective January 1, 2024, Mr. Bartok retired as President and Chief Executive Officer and Anthony W. Oxley was appointed to serve as the Company's President and Chief Executive Officer. Mr. Bartok continues to serve as a consultant to the Company through a transition period ending December 31, 2024.

We are a national, well-capitalized residential lot development company focused primarily on making investments in land acquisition and development to sell finished single-family residential lots to homebuilders. We conduct a wide range of project planning and management activities related to the entitlement, acquisition, community development and sale of residential lots. We primarily invest in entitled short-duration projects that can be developed in phases, enabling us to complete and sell lots at a pace that matches market demand, consistent with our focus on capital efficiency. This strategy is a unique, lower-risk business model that we expect will produce more consistent returns than other public and private land developers.

We have expanded and diversified our lot development operations across 59 markets in 24 states by investing available capital into our existing markets and by entering new markets. We believe our geographically diverse operations provide a strong platform for us to consolidate market share in the highly fragmented lot development industry. We also believe our geographic diversification lowers our operational risks and enhances our earnings potential by mitigating the effects of local and regional economic cycles.

We became a majority-owned subsidiary of D.R. Horton, Inc. (“D.R. Horton”) in October 2017 by virtue of a merger with a wholly-owned subsidiary of D.R. Horton. Immediately following the merger, D.R. Horton owned 75% of our outstanding common stock, and as of September 30, 2024, owned approximately 62% of our outstanding common stock. We have grown significantly since the merger in October 2017, as described in the “Key Operating and Financial Highlights” section of the Proxy Summary above.

Our Compensation Committee strives to provide a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives based on Company performance, with an overall emphasis on maximizing long-term stockholder value. The following discussion provides information regarding our compensation objectives and the relationship between our pay outcomes and the performance of the executive and the Company.

Alignment of Pay with Performance

Our executive compensation program intends to incentivize executives to make business decisions that achieve the Company's strategic objectives and create shareholder value, without taking excessive risk, and reward them accordingly. In fiscal 2024, the Compensation Committee took a discretionary and holistic approach when evaluating executive officer performance. The Compensation Committee considers several different Company-level metrics including, but not limited to, increased land and lot development, lot sales, and other financial and non-financial performance measures and objectives, including ethics, key initiatives, strategic planning, financial results, succession planning, human resources, communications, external relations and board relations. Each NEO's performance, position, tenure, experience, expertise, leadership and management capabilities are considered in addition to the Company-level metrics discussed above when making compensation decisions.

Several key financial and operational highlights that illustrate our strong performance in fiscal 2024 are provided below. All comparisons are made between fiscal 2023 and fiscal 2024.

Financial Highlights
Revenue and earnings	•Net income increased 22% to $203.4 million or $4.00 per diluted share. •Pre-tax income increased 22% to $270.1 million, with a pre-tax profit margin of 17.9%. •Revenues increased 5% to $1.5 billion.
Maintained financial flexibility
•At year-end, liquidity totaled $858.4 million, consisting of $481.2 million in cash and cash equivalents and $377.2 million of availability on the revolving credit facility after the reduction for outstanding letters of credit.
•Issued 546,174 shares of common stock under the at-the-market equity offering program for proceeds of $19.7 million, net of commissions and other issuance costs.
•No senior note maturities until fiscal 2026.

Value creation
•Return on equity of 13.8%. Return on equity is calculated as net income attributable to Forestar for the year divided by average stockholders' equity, where average stockholders' equity is the sum of ending stockholders' equity balances of the trailing five quarters divided by five.
•Book value per diluted share increased 15% to $31.47.

Operational Highlights
Solid execution
•Lots sold increased 7% to 15,068 residential lots.
•Further diversified our operating platform and investment in real estate by entering Washington, Oregon and Virginia.
•Ended fiscal 2024 with operations in 59 markets and 24 states.

Positioning for future growth
•Owned and controlled 95,100 lots across a geographically diverse footprint at September 30, 2024.
•Invested $1.6 billion in land acquisition and development, a 65% increase over fiscal 2023.
•Increased the size of our team by 30% to support the expansion of our platform, including entering new markets and increasing community count.
•Roughly 80% of new hires are focused in local market operations.

Strong customer relationships
•Continued to diversify and expand customer base by closing lots to 22 unique customers in fiscal 2024.
•16% of the homes D.R. Horton started this year were on a Forestar developed lot.
•Owned lots under contract to sell increased 40% to 21,000 lots, or 36% of our owned lot position, which is expected to generate approximately $1.9 billion dollars of future revenue.

In October 2024, the Compensation Committee established the Executive Cash Incentive Plan and introduced performance-based restricted stock units to the Company's fiscal 2025 executive compensation program, further reinforcing the Company’s pay-for-performance compensation philosophy. See “Fiscal 2025 Compensation” on page 28.

Advisory Vote

At our 2024 Annual Meeting of Stockholders, approximately 99% of votes cast in our advisory vote on executive compensation were in favor of the proposal. The Compensation Committee considered this result and made no changes to our compensation program for fiscal 2024 as a result of our stockholders’ support of our existing executive compensation program. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions. At our 2023 Annual Meeting of Stockholders, our stockholders voted in favor of an annual frequency of an advisory vote on executive compensation. Our Board of Directors has currently determined that advisory votes on executive compensation should continue to be held annually.

The Compensation Committee has primary authority over establishing and changing our executive compensation programs and making specific compensation determinations, while D.R. Horton maintains consent rights over certain compensation matters.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain and motivate talented executives to achieve the Company's key financial and strategic objectives and reward superior individual performance, with an overall emphasis on maximizing shareholder value. We are guided by the following principles in determining the form and amount of executive compensation:
•Compensation should align with the performance of the Company and performance of the individual. Fiscal 2024 semi-annual cash bonuses were discretionary in nature yet evaluated based on our financial and operating performance, as well as the individual performance of the executive. Also, our restricted stock unit awards generate additional value for executives as our stock price increases.
•Compensation should align executives’ and stockholders’ interests. Our bonuses are designed to incentivize and reward performance as we continue to grow our residential lot development business. In addition, the use of equity-based compensation aligns our executives’ interests with our stockholders’ interests and encourages our executives to focus on profitable growth and long-term performance.
•Compensation should be competitive. Our total compensation, including our base salaries, bonuses and long-term equity awards, should be competitive with our public and private peers to enable us to attract and retain key executives.
•Retention. We believe an overall package of appropriate pay and benefits helps retain executives and managers. This includes a competitive base salary, cash bonuses, health and welfare benefits, Company matching contributions under our 401(k) plan and supplemental retirement benefits. In addition, equity awards with vesting and forfeiture provisions encourage retention.

Elements of our Compensation Program

The elements of our fiscal year 2024 compensation program are as follows:
•Base salaries;
•Discretionary semi-annual cash bonuses;
•Long-term time-based equity awards via restricted stock units;
•401(k) retirement plan contributions; and
•Health and welfare benefits.

Each element of compensation is evaluated independently to determine whether, in our Compensation Committee’s judgment, it is competitive within our industry. Our Compensation Committee balances the elements of compensation to attract executives with the appropriate level of experience and expertise, motivate executives to achieve superior individual and Company performance and retain executives that are creating value for our shareholders. Our Compensation Committee believes balancing short- and long-term compensation elements properly incentivizes our executives and mitigates risk. Our Compensation Committee reviews tally sheets that show all compensation elements on an aggregate basis over the previous three years. From year to year, the Compensation Committee may also choose to award all or only certain elements of compensation to an NEO.

Element	Performance Measure	Measurement / Vesting Period
Base salary	Continued service subject to annual evaluation	Evaluated each year
Discretionary cash bonus:
Semi-annual cash bonus	Company and individual performance	6 months to 1 year
Long-term equity incentives:
Restricted stock units	Continued service	3 to 5 years
401(k) retirement benefits	401(k) contribution is dependent on deferrals elected by the NEO and allowable under regulatory limits	None
Health and welfare benefits	None	None

2024 TOTAL COMPENSATION

Fiscal 2024 Compensation

Base Salaries

Base salaries are determined based on the executive’s responsibilities, performance, experience and the Compensation Committee’s judgment. In reviewing the executives' salaries, the Compensation Committee reviews publicly-available data from our peer group companies (see “Competitive Pay Analysis and Peer Group”). Base salaries provide our NEOs a foundation of fixed income, encourage retention and recognize effective leadership.

Each of the NEO’s base salaries moderately increased for fiscal 2024 to align their salaries with the salaries of similar executives of similar publicly-traded companies, including members of our peer group and other public companies within a range of our market capitalization and industrial classification code, and to recognize each executive’s performance in their role. After consulting with the Compensation Committee’s compensation consultant, Lockton Companies, and further analysis of our peer group, the Compensation Committee determined to further increase the salary levels of our NEOs for fiscal 2025 at a level to retain and motivate each NEO.

The annual base salaries of our NEOs for fiscal years 2023, 2024 and 2025 are set forth in the following table.

Name	Fiscal 2023 Base Salary	Fiscal 2024 Base Salary	Fiscal 2025 Base Salary
Donald J. Tomnitz	$400,000	$420,000	$500,000
Anthony W. Oxley*	—	$420,000	$500,000
James D. Allen	$350,000	$370,000	$400,000
Mark S. Walker	$300,000	$315,000	$400,000
Daniel C. Bartok*	$400,000	$420,000	—

* Effective January 1, 2024, Mr. Bartok retired as President and Chief Executive Officer and Anthony W. Oxley was appointed to serve as the Company's President and Chief Executive Officer.

Semi-Annual Discretionary Bonuses

The Compensation Committee and the Board, as applicable, determined bonuses for fiscal 2024 at their discretion for our NEOs. The Committee's discretionary approach intends to reward the achievement of critical short-term financial and operational objectives that support our long-term financial and value creation goals for our stockholders. Consistent with the approach taken in prior years, the Compensation Committee and Board considered the following items, along with other relevant information, when determining the amount of discretionary bonuses for fiscal 2024 on a semi-annual basis:

•increase in margins;
•improvement of financial returns;
•management of inventory;
•extent of responsibilities;
•increase in the number of lots delivered;
•disciplined land acquisition;
•controlling selling, general and administrative costs;
•maintaining a strong balance sheet that provides operational flexibility; and
•maintaining strong financial internal controls, financial reporting systems and financial compliance.

For the first semi-annual period ended March 31, 2024, Mr. Tomnitz received a $500,000 bonus, Mr. Oxley received a $250,000 bonus (reflecting his partial period of service), and Mr. Allen and Mr. Walker each received a $275,000 bonus. For the second semi-annual period ended September 30, 2024, Mr. Tomnitz and Mr. Oxley each received a $1,250,000 bonus and Mr. Allen and Mr. Walker each received a $350,000 bonus. The increases in bonuses for fiscal 2024 were driven by improved financial metrics, the executive's strong individual performance, the achievement of multiple operational objectives at the Company level and the overall performance of the Company under each of the executive's leadership. The Compensation Committee and Board believe the total cash compensation paid in fiscal 2024 to each of our NEOs is appropriate based on our compensation philosophy, objectives and the compensation received by similar executives at our peer companies.

Given his retirement on January 1, 2024, Mr. Bartok did not receive any semi-annual discretionary bonus awards for fiscal 2024.

Long-Term Incentive Awards

Our 2018 Stock Incentive Plan gives us the ability to provide our eligible employees, including each of our NEOs, awards based on shares of our common stock. For fiscal 2024, our equity-based incentive awards for NEOs were granted in the form of time-based restricted stock units (“RSUs”). Our Compensation Committee grants equity awards to align interests of the executives with the interests of our stockholders, to remain competitive with market practices and to support executive retention.

In making decisions regarding annual equity-based awards, including determining the size of awards, our Compensation Committee considers previous grants made to the executive, the value and experience the executive brings to their role, retention incentives and the responsibilities of the executive. In the case of a new executive, or an executive assuming new responsibilities, an initial grant may be made above usual annual targeted levels. The size of equity-based awards may be determined based on input from a compensation consultant regarding market practices, recommendations of the Executive Chairman or the CEO (except the CEO and Executive Chairman do not make recommendations regarding their own awards) or the judgment of our Compensation Committee. The dollar value of the awards may be below, at or above the mid-range of what other comparable companies may offer in any given year.

Time-based RSUs, which are the primary equity incentive we grant under our 2018 Stock Incentive Plan, may be granted at any time. Each RSU represents the right to receive one share of our common stock upon vesting. All other terms and conditions of the RSUs are determined at the time of award.

On March 28, 2024, the Compensation Committee awarded Mr. Tomnitz and Mr. Oxley each 14,930 RSUs, and awarded 9,953 RSUs to both Mr. Allen and Mr. Walker. The RSU grants to Mr. Tomnitz and Mr. Oxley vest in three equal annual installments and Mr. Allen and Mr. Walker’s RSUs vest in five equal annual installments. Additionally, Mr. Oxley was granted 2,010 D.R. Horton RSUs on December 20, 2023 while he was still in service at D.R. Horton. These RSUs vest based on Mr. Oxley's continued service with D.R. Horton or its subsidiaries, including Forestar, in five equal annual installments and will settle in shares of D.R. Horton common stock. Due to his retirement in January 2024, Mr. Bartok was not granted any equity awards in fiscal 2024.

Fiscal 2025 Compensation:

In recent years, the Compensation Committee has considered moving to a more formulaic incentive-based compensation program for its NEOs, consistent with its commitment to pay-for-performance. The Compensation Committee's philosophy and guidelines for considering such an incentive-based program included the following:

•the program should not encourage excessive risk taking.
•the program should offer an opportunity for greater compensation for superior performance, balanced by the risk of lower compensation when performance is below expectations.
•compensation levels should be closely tied to the performance and success of the Company as well as the executive's contribution to the Company's performance and success.

After a thorough review of the Company’s executive compensation program, including consultation with its independent compensation advisor in October of 2024, the Compensation Committee approved the following changes for the Company’s fiscal 2025 executive incentive compensation program to further reinforce the Company’s pay for performance compensation philosophy:

Short-Term Cash Incentive Plan:

•The Committee adopted the Forestar Group Inc. Executive Cash Incentive Plan (the “Cash Incentive Plan”), pursuant to which the Company may grant cash incentive awards to eligible participants, including executive officers of the Company, that are payable based on the achievement of pre-established performance goals. Replacing our historic discretionary bonuses, the fiscal 2025 annual cash incentive award granted to the Company’s executive officers under the Cash Incentive Plan will be earned based on the Company’s pre-tax income performance, with the ability to earn from 0% to 200% of a specified target opportunity. Earned cash incentive awards will be paid semi-annually.

Long-Term Performance Stock Units:

•The Compensation Committee determined to incorporate performance-based restricted stock units that are earned when the Company achieves preset long-term performance goals into the Company’s executive equity award program through the grant of performance-based restricted stock units (“PSUs”) as a portion of the fiscal 2025 equity awards granted to the Company’s executive officers. Fiscal 2025 PSUs granted will be earned after a three-year performance period covering fiscal years 2025 through 2027, subject to the achievement of relative total stockholder return, return on inventory and market share goals, with the ability to earn from 0% to 200% of granted PSUs. The three performance goals are weighted equally.

The Compensation Committee believes that these updates will further strengthen the alignment of executive incentives with the interests of the Company’s stockholders.

Insider Trading Policy

We have adopted an insider trading policy applicable to our directors, officers, employees and certain persons and entities that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the NYSE listing standards. Under the terms of our insider trading policy, employees, including the NEOs, directors and their designees, may not engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock, including trading in options, warrants, puts, calls or similar hedging instruments, selling our securities “short” and may not pledge or hold our securities in margin accounts.

Mr. Bartok’s Separation and Consulting Agreements

In connection with Mr. Bartok's retirement effective January 1, 2024, in December 2023, the Compensation Committee approved entry into a Consulting Agreement with Mr. Bartok pursuant to which he agreed to provide transition services to the Company from January 2, 2024, through December 31, 2024. As part of the Agreement, he also agreed to certain confidentiality, non-competition and non-solicitation covenants. Under the Consulting Agreement, Mr. Bartok receives a monthly consulting fee of $83,333.

On this same date, the Compensation Committee also approved entry into a Separation Agreement, under which Mr. Bartok was paid a lump sum of $100,000 and will be reimbursed for the cost of up to twelve months of health insurance premiums under the Consolidated Omnibus Budget Reconciliation Act in consideration of a general release of claims in favor of the Company and its affiliates. The Compensation Committee believes the consideration paid under the Separation Agreement to be reasonable and appropriate, particularly because Mr. Bartok did not receive any bonus or equity awards for his partial year of service in fiscal 2024.

Other Compensation and Benefits

Qualified Retirement Benefits

Our employees, including our NEOs, are eligible to participate in the D.R. Horton 401(k) plan, a tax-qualified defined contribution retirement plan. Our NEOs, like all other eligible employees, may contribute 1% to 75% of their earnings, on a pre-tax basis, into the D.R. Horton 401(k) plan. For 2024, the maximum amount that could be contributed to the plan by a participant was $23,000 ($30,500 for participants 50 years or older). The Company makes a matching contribution to the participants’ accounts in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her covered wages.

SERP 2

In fiscal 2024, the Compensation Committee approved the participation of certain Company employees in the D.R. Horton Amended and Restated Supplemental Executive Retirement Plan 2 (“SERP 2”), a nonqualified plan, permitting eligible participants, including our executive officers, to accrue supplemental Company benefits payable upon retirement, separation of service, death or disability beginning in fiscal 2025. The SERP 2 provides that if the executive is employed by D.R. Horton or the Company on the last day of the fiscal year, the Company will establish a liability to such executive equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Mr. Oxley was the only named executive officer who participated in the SERP 2 during fiscal 2024, who commenced participation in the SERP 2 while employed by D.R. Horton. All of our named executive officers are participants in the SERP 2 commencing in fiscal 2025.

The Compensation Committee reviewed the amounts listed in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table” on page 33 for Mr. Oxley for fiscal 2024. The above-market portion of earnings on Mr. Oxley's outstanding SERP 2 balance was $34,981. We believe this amount accrued for above-market earnings on Mr. Oxley's SERP 2 balance is reasonable when compared to our peer group and reasonable relative to the total compensation package offered to Mr. Oxley.

Health and Welfare Benefits

We offer the same health and welfare benefits to all full-time employees, including our NEOs. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, a dependent care spending account, a health care spending account, a health savings account and other similar benefits.

Perquisites

We generally provide minimal perquisites to our executives. No perquisites in excess of $10,000 were provided to our NEOs in fiscal 2024.

Clawback Policy

In October 2023, the Board of Directors adopted a clawback policy that applies to certain incentive-based compensation that we may grant, which intends to comply with the requirements of the New York Stock Exchange Listing Standard 303A.14 implementing Rule 10D-1 under the Securities Exchange Act of 1934. In the event the Company is required to prepare an accounting restatement of the Company's financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover any excess incentive-based compensation received by a covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements. The Board of Directors believes that the clawback policy and prohibiting the hedging and pledging of the Company’s common stock, will further minimize compensation risk and strengthen the alignment of executives’ interests with those of long-term stockholders.

Oversight of Executive Compensation

Compensation Committee

Our Compensation Committee is composed entirely of independent directors and is responsible for establishing and administering our compensation programs and philosophies. The Compensation Committee approves compensation for our Executive Chairman and CEO and makes recommendations to the Board regarding the compensation of our other NEOs. Our Executive Chairman works closely with our Compensation Committee and recommends executive compensation amounts, except the Executive Chairman does not participate in discussions regarding his own compensation. Further duties of the Compensation Committee are more fully set forth in the Compensation Committee Charter, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section.

Competitive Pay Analysis and Peer Group

The Compensation Committee believes providing competitive pay is a key factor in attracting, motivating and retaining executives that drive superior performance. Our Compensation Committee, either alone or with the assistance of a compensation consultant, if one is engaged for the year, considers a variety of factors to assist with setting compensation for the NEOs, including evaluating compensation programs and amounts provided to the NEOs of the companies in our peer group. Although we believe benchmarking the pay of our peer group is useful in determining our compensation practices and pay levels, we do not target our pay toward any particular peer group benchmark.

Although the peer group used to set initial fiscal 2024 compensation levels was unchanged from that used for fiscal 2023, during fiscal 2024, our peer group was revised as three of our former peers were acquired (M.D.C. Holdings, Inc.; Masonite International Corporation; and PGT Innovations, Inc). We also removed Tri Pointe Homes, Inc., from our peer group and added those denoted with an asterisk below. The companies comprising our peer group as of September 30, 2024 were selected based on their industries, similar market capitalization and business strategy to assist with setting compensation analysis for fiscal 2025. Our current peer group is:

American Woodmark Corporation *	Howard Hughes Holdings Inc.	MasterBrand, Inc. *
Beazer Homes USA, Inc.	JELD-WEN Holding, Inc. *	The St. Joe Company
Century Communities, Inc.	LGI Homes, Inc. *
Five Point Holdings, LLC	M/I Homes, Inc. *

Compensation Consultant

Our Compensation Committee may engage a compensation consultant or other third-party service providers to provide market and other specific information on executive compensation programs and amounts. Although, the Compensation Committee did not utilize a compensation consultant during fiscal 2024, in October 2024, Lockton Companies was engaged to provide advice and consult about executive compensation.

Tally Sheets

Our Compensation Committee reviews tally sheets for each of the NEOs setting forth compensation for the previous three years. These tally sheets list the executive’s salary, proposed bonus and stock awards, actual and anticipated 401(k) matching contributions and value of health and welfare benefits, in each case, over the previous three-year period.

Evaluation of Executive Chairman’s and CEO’s Performance

Our Compensation Committee facilitates a process for our independent directors to provide formal feedback regarding our Executive Chairman’s and CEO’s performance. Factors evaluated may include, but are not limited to, increased land and lot development, lot sales, and other financial and non-financial performance measures and objectives, including leadership, ethics, key initiatives, strategic planning, financial results, succession planning, human resources, communications, external relations and board relations. Our Compensation Committee determines Executive Chairman and CEO pay.

Compensation Oversight Governance Practices

Our governance practices divide responsibility for compensation oversight into three levels:

Stockholders:
Stockholders have approved our stock incentive plans and provide an annual advisory vote on executive compensation. In addition, under the terms of the A&R Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, under those circumstances, D.R. Horton's approval is required.

Board and Compensation Committee:	Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees the administration of our compensation programs. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and intent. The Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. The Compensation Committee is responsible for the approval of salaries and bonuses of the Executive Chairman and CEO and long-term equity compensation awarded to each of the NEOs. The full Board evaluates the performance of the CFO and COO and acts on recommendations of the Compensation Committee with respect to CFO and COO compensation.

Management:
Management determines individual employee bonuses below the executive officer level and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the Executive Chairman serves as a liaison with the Compensation Committee.

Equity Award Grant Practices

Our practice is to consider equity-based awards annually. Historically, including during fiscal 2024, equity-based awards were granted in the second quarter of the fiscal year. Beginning in fiscal 2025, equity-based awards will be considered during the first quarter of the fiscal year. From time to time, we may grant equity-based awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance or for promotional recognition. Although the Company does not currently grant stock options, employees may enroll to purchase shares under the terms of our 2022 Employee Stock Purchase Plan with purchase dates in January and July of each year using payroll deductions accumulated during the prior six-month period. The NEOs and certain other executives are not eligible to participate in the 2022 Employee Stock Purchase Plan.

We do not grant stock-based awards in coordination with the release of material non-public information nor do we time the release of material non-public information to affect the value of equity grants. Our policy for setting the timing of stock-based awards does not allow executives to have any role in choosing the price of their stock-based awards. We do not “back date,” “spring load” or reprice stock-based awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 2024.

Lisa H. Jamieson, Chair
Kellie L. Fischer
Samuel R. Fuller
Elizabeth (Betsy) Parmer
George W. Seagraves, II

Summary Compensation Table

The following table contains compensation information for our Executive Chairman, CEO, CFO, COO and former CEO. We refer to these persons as our NEOs. The information in the following table is presented in accordance with SEC requirements.

Name and Principal Position(1)	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Donald J. Tomnitz	2024	420,000	1,750,000	600,037	—	18,292	2,788,329
Executive Chairman	2023	400,000	1,550,000	599,994	—	17,289	2,567,283
	2022	395,833	1,700,000	600,004	—	13,624	2,709,461
Anthony W. Oxley	2024	315,000	1,500,000	889,497	34,981	13,328	2,752,806
President and Chief Executive Officer
James D. Allen	2024	370,000	625,000	400,011	—	14,062	1,409,073
Executive Vice President and Chief Financial Officer	2023	350,000	525,000	399,996	—	13,244	1,288,240
	2022	345,833	550,000	400,008	—	12,367	1,308,208
Mark S. Walker	2024	315,000	625,000	400,011	—	13,265	1,353,276
Executive Vice President and Chief Operating Officer	2023	300,000	475,000	299,997	—	12,555	1,087,552
Daniel C. Bartok	2024	134,317	—	—	—	859,171	993,488
Former President and Chief Executive Officer	2023	400,000	1,550,000	599,994	—	19,440	2,569,434
	2022	395,833	1,700,000	600,004	—	15,002	2,710,839

(1)Mr. Walker became an NEO in fiscal year 2023 and Mr. Oxley became an NEO in fiscal year 2024. Mr. Bartok retired January 1, 2024.

(2)The amounts set forth in column (d) represent the discretionary cash bonuses earned by the NEOs during the applicable fiscal years. For additional information regarding the discretionary bonuses earned for fiscal 2024, please see “Semi - Annual Discretionary Bonuses” within the “Compensation Discussion and Analysis” section beginning on page 21 of this Proxy Statement.
(3)The amounts set forth in column (e) represent the aggregate grant date fair value of stock awards granted during the applicable fiscal years calculated in accordance with ASC Topic 718 excluding the effect of estimated forfeitures. Assumptions used in the calculation are included in Note 1 under the caption “Stock-Based Compensation” to our audited consolidated financial statements for the year ended September 30, 2024 included in our Annual Report on Form 10-K filed with the SEC on November 19, 2024. Mr. Oxley's amount includes a grant of 2,010 RSUs awarded in December 2023 that vest over five years and will settle in D.R. Horton common stock.

(4)The amounts set forth in column (g) for fiscal 2024 include the following:

	Additional Life Insurance and Long-Term Disability Premiums ($)	HSA and Wellness Contribution ($)	401(k) Matching Contributions ($)	Non-Employee Compensation (Consulting) ($)	COBRA Benefits Paid ($)	Severance ($)	Total ($)
Mr. Tomnitz	7,942	—	10,350	—	—	—	18,292
Mr. Oxley	3,141	—	10,187	—	—	—	13,328
Mr. Allen	3,712	—	10,350	—	—	—	14,062
Mr. Walker	2,915	—	10,350	—	—	—	13,265
Mr. Bartok	2,640	386	872	750,000	5,273	100,000	859,171

Fiscal 2024 Grants of Plan-Based Awards

The following table summarizes fiscal 2024 grants of stock-based compensation made to each of our NEOs. Mr. Bartok did not receive any grants of stock-based compensation during fiscal 2024.

Name	Grant Date	Type of Award	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)
(a)	(b)	(c)	(d)	(e)
Mr. Tomnitz	3/28/2024	RSUs(2)	14,930	600,037
Mr. Oxley	3/28/2024	RSUs(2)	14,930	600,037
	12/20/2023	RSUs(3)	2,010	289,460
Mr. Allen	3/28/2024	RSUs(3)	9,953	400,011
Mr. Walker	3/28/2024	RSUs(3)	9,953	400,011

(1)The amounts in column (e) are based on the aggregate grant date fair value of the award determined pursuant to ASC 718. Assumptions used in the calculation of the amount in column (e) are included in Note 1 under the caption "Stock-Based Compensation" to our audited consolidated financial statements for the year ended September 30, 2024 included in our Annual Report on Form 10-K filed with the SEC on November 19, 2024.
(2)RSUs vest in three equal annual installments beginning on the first anniversary of the grant date. The awards will settle in shares of our common stock after vesting.
(3)RSUs vest in five equal annual installments beginning on the first anniversary of the grant date. The awards will settle in shares of our common stock after vesting, except that Mr. Oxley's grant on December 20, 2023 will settle in shares of D.R. Horton's common stock.

Fiscal 2024 Outstanding Equity Awards

The following table summarizes outstanding equity awards held by our NEOs at September 30, 2024. Mr. Bartok's then outstanding equity awards accelerated in accordance with their terms upon his retirement on January 1, 2024. All awards will settle in shares of our common stock unless noted below.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Vesting Date
Mr. Tomnitz	3/31/2022	10,001	323,732	(2)
	3/21/2023	25,583	828,122	(2)
	3/28/2024	14,930	483,284	(2)
Mr. Oxley	3/12/2020	525	100,154	(3)
	3/17/2021	1,040	198,401	(3)
	3/30/2022	2,283	435,528	(3)
	3/21/2023	2,316	441,823	(3)
	12/20/2023	2,010	383,448	(3)
	3/28/2024	14,930	483,284	(4)
Mr. Allen	3/30/2020	1,250	40,463	(5)
	3/18/2021	5,037	163,048	(6)
	3/31/2022	13,513	437,416	(6)
	3/21/2023	21,680	701,782	(6)
	3/28/2024	9,953	322,179	(6)
Mr. Walker	3/10/2020	1,800	58,266	(6)
	3/18/2021	3,108	100,606	(6)
	3/31/2022	8,446	273,397	(6)
	3/21/2023	16,260	526,336	(6)
	3/28/2024	9,953	322,179	(6)

(1)Value for all awards is based on the closing market price of (a) our common stock of $32.37 or (b) D.R. Horton's common stock of $190.77, in each case as reported on the NYSE on September 30, 2024, the last trading day of fiscal 2024, depending on whether the award relates to our shares or D.R. Horton's shares.
(2)RSU awards vest in three equal annual installments on each of the first three anniversaries of the grant date. As a result of his retirement eligibility, additional shares are also withheld to cover certain payroll taxes as and when due.
(3)RSU awards (covering shares of D.R Horton common stock on the grant date) vest in five equal annual installments on each of the first five anniversaries of the grant date. This award was granted to Mr. Oxley during his service at D.R. Horton, prior to his employment at the Company, but continues to vest based on his service to the Company.
(4)RSU award vests in three equal annual installments on each of the first three anniversaries of the grant date.
(5)RSU award vests in five equal annual installments on each of the first five anniversaries of March 10, 2020.
(6)RSU awards vest in five equal annual installments on each of the first five anniversaries of the grant date.

Fiscal 2024 Option Exercises and Stock Vested

The following table summarizes stock-based compensation awards vested during fiscal 2024:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(1)
Mr. Tomnitz	32,542	1,228,177
Mr. Oxley (Current CEO)	2,975(2)	453,941(2)
Mr. Allen	13,694	520,131
Mr. Walker	11,954(3)	502,825(3)
Mr. Bartok (Former CEO)	68,126	2,039,985
(1)Value reflects the aggregate dollar amount realized upon vesting by multiplying the number of shares vested by the closing market price of common stock on the vesting date.
(2)Reflects shares of D.R. Horton common stock granted to Mr. Oxley while he was still employed at D.R. Horton.
(3)Includes 600 shares of D.R. Horton common stock granted to Mr. Walker while he was still employed at D.R. Horton for an aggregate value realized upon vesting of $76,488.

Nonqualified Deferred Compensation Plans

Under the SERP 2, D.R. Horton (or the Company, commencing in fiscal 2025) generally credits an amount to each participant’s account each year. Pursuant to the SERP 2, if the executive is employed by D.R. Horton or the Company, as applicable on the last day of a fiscal year, then D.R. Horton or the Company will establish a liability to such executive equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. Amounts deferred under the SERP 2 are payable within 60 days following the retirement or termination of employment of the participant, the death or disability of the participant or a change in control of D.R. Horton; provided however, specified employees, as defined in the Internal Revenue Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). The form of distribution may be in a lump sum, or in quarterly installments over a period not to exceed five years, as elected by the participant.

Because Mr. Oxley was not employed by D.R. Horton on the last day of fiscal 2024 and the Company did not actively begin participating in the SERP 2 until fiscal 2025, he did not receive any Company contributions to the plan in fiscal 2024.

The following table shows Mr. Oxley's aggregate Company contributions, earnings and withdrawals/distributions during fiscal 2024 and the outstanding balance as of September 30, 2024 under the SERP 2. None of the other NEOs participated in the SERP 2 during fiscal 2024.

Name	Company Contributions in Fiscal 2024 to SERP 2	Aggregate Earnings in Fiscal 2024 to SERP(1)	Aggregate Withdrawals/Distributions in Fiscal 2024	Aggregate Balance at September 30, 2024 SERP 2
Anthony W. Oxley	$—	$72,388	$—	$1,026,242

(1)Represents a pro-rata portion of earnings under the SERP 2 related to contributions made during Mr. Oxley’s service at D.R. Horton, but accrued under the plan during his period of service at Forestar during fiscal 2024. The rate of earnings is determined by the SERP 2 plan administrative committee and is typically 10% per annum. The portion of such earnings considered above-market ($34,981) is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 33.

Potential Payments Upon Termination or Change in Control

Equity Incentive Awards

Under our 2018 Stock Incentive Plan, the administrator will determine and include in any award agreement the terms and conditions applicable to any unvested equity awards following the termination of a participant’s employment with the Company, D.R. Horton or any of their respective subsidiaries. Generally, if a retirement-eligible employee retires, or upon the participant’s disability, death, or a change in control of the Company, all RSUs will vest in full if the participant had continuous status as an employee since the grant date of the award. Otherwise, in the event of a participant’s termination, all unvested RSUs will immediately cease to vest, and all unvested RSUs and any rights to the underlying shares will be terminated on the date of termination. Awards of D.R. Horton common stock are generally subject to the same termination and change in control treatment pursuant to the applicable award agreements and the terms of the D.R. Horton Inc. 2006 Stock Incentive Plan.

D.R. Horton Amended and Restated Supplemental Executive Retirement Plan No. 2 (“SERP 2”)

Under the SERP 2, all amounts deferred will be paid (either in a lump sum or in quarterly installments as elected by the participant) within 60 days following the date of the participant’s retirement or termination of employment without cause, disability, death or change in control of the Company; provided, however, “specified employees,” as such term is defined in Section 409A of the Internal Revenue Code, must generally wait six months following termination of employment before payments can be made. In the event the Company terminates a participant for cause, all benefits under the SERP 2 will be forfeited and no payments will be made to the participant. In the event of a change in control, all amounts deferred will be paid (in accordance with the participant’s election) within 60 days following the date of the change in control.

Notwithstanding the foregoing, a participant’s form of payment (lump sum or installment) election must have been made at least 12 months prior to distribution. If a termination event occurs and no election has been made, distribution will be made in a lump sum upon termination of employment (or six months later for specified employees).

Quantification of Termination Payments and Benefits

The following table summarizes the estimated amounts our NEOs, other than Mr. Bartok, who is separately addressed below, would have been entitled to in the event of a termination of employment under various scenarios. The amounts shown assume that such termination was effective as of September 30, 2024, based on the closing price of our common stock of $32.37 on September 30, 2024, the last trading day of fiscal 2024 (or in the case of Mr. Oxley's D.R. Horton RSUs, the closing price of D.R. Horton common stock of $190.77 on September 30, 2024). The table only includes additional benefits that result from the termination of employment or the change in control of the Company and does not include any amounts or benefits earned, vested, accrued or owed under any plan for any other reason. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from the Company or a change in control of the Company.

Potential Payments Upon Termination or Change in Control

	Value of Equity Awards that Vest	SERP 2 Payments	Aggregate Payments
Mr. Tomnitz
Change in Control	$1,635,138	$—	$1,635,138
Termination with Cause	$—	$—	$—
Termination without Cause	$1,635,138	$—	$1,635,138
Retirement(1)	$1,635,138	$—	$1,635,138
Voluntary Termination	$1,635,138	$—	$1,635,138
Death or Disability	$1,635,138	$—	$1,635,138
Mr. Oxley (Current CEO)
Change in Control	$2,042,638	$1,026,242	$3,068,880
Termination with Cause	$—	$—	$—
Termination without Cause	$2,042,638	$1,026,242	$3,068,880
Retirement(2)	$—	$—	$—
Voluntary Termination	$2,042,638	$1,026,242	$3,068,880
Death or Disability	$2,042,638	$1,026,242	$3,068,880
Mr. Allen
Change in Control	$1,664,886	$—	$1,664,886
Termination with Cause	$—	$—	$—
Termination without Cause	$1,664,886	$—	$1,664,886
Retirement(3)	$—	$—	$—
Voluntary Termination	$1,664,886	$—	$1,664,886
Death or Disability	$1,664,886	$—	$1,664,886
Mr. Walker
Change in Control	$1,280,784	$—	$1,280,784
Termination with Cause	$—	$—	$—
Termination without Cause	$1,280,784	$—	$1,280,784
Retirement(4)	$—	$—	$—
Voluntary Termination	$1,280,784	$—	$1,280,784
Death or Disability	$1,280,784	$—	$1,280,784

(1)As of September 30, 2024, Mr. Tomnitz had reached normal retirement age (65 years old) under the applicable award agreements pursuant to our 2018 Stock Incentive Plan.
(2)As of September 30, 2024, Mr. Oxley had not yet reached normal retirement age under the applicable award agreements pursuant to our 2018 Stock Incentive Plan and pursuant to the D.R. Horton, Inc. 2006 Stock Incentive Plan.
(3)As of September 30, 2024, Mr. Allen had not yet reached normal retirement age under the applicable award agreements pursuant to our 2018 Stock Incentive Plan.

(4)As of September 30, 2024, Mr. Walker had not yet reached normal retirement age under the applicable award agreements pursuant to our 2018 Stock Incentive Plan.

Mr. Bartok’s Termination Payments and Benefits

As described above in the “Compensation Discussion & Analysis,” in connection with his January 1, 2024 retirement, the Company entered into a Consulting Agreement and a Separation Agreement and General Release with Mr. Bartok. Under the Consulting Agreement, Mr. Bartok agreed to provide transition services to the Company from January 2, 2024 through December 31, 2024 in exchange for a monthly consulting fee of $83,333. He also agreed to certain confidentiality, non-competition and non-solicitation covenants. Under the Separation Agreement and General Release, in exchange for a release of claims against the Company, Mr. Bartok was paid a lump sum payment of $100,000 and reimbursed for up to twelve months of COBRA continuation premiums. In accordance with Section 409(A) of the Internal Revenue Code, in July 2024, 66,609 outstanding RSUs that Mr. Bartok held at his retirement settled in Company stock for approximately $1,992,275.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes shares outstanding and available under our equity compensation plans as of September 30, 2024:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)
Equity compensation plans approved by stockholders(2)	715,875	n/a	3,967,590
Equity compensation plans not approved by stockholders	None	n/a	None
Total	715,875	n/a	3,967,590

(1)Consists solely of restricted stock units, which do not have an exercise price.
(2)The number of shares remaining available for issuance represents the 1,474,531 shares that may be granted pursuant to awards under our 2018 Stock Incentive Plan and the 2,493,059 shares remaining available for purchase under our 2022 Employee Stock Purchase Plan (the “ESPP”). Employees purchased 6,941 shares of common stock through the ESPP in fiscal 2024.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Mr. Oxley, our CEO.

To identify our median employee from our employee population, as well as to determine the total compensation of our median employee and the annualized total compensation for Mr. Oxley for fiscal 2024, we took the following steps:
1.We determined that, as of September 30, 2024, our employee population consisted of 392 individuals (excluding Mr. Oxley) with all of these individuals located in the United States. This population consisted of full-time, part-time and temporary employees.

2.We obtained a listing of total compensation paid to each employee during fiscal 2024. For this purpose, total compensation included salary or wages, as applicable, commissions, bonuses, equity awards that vested or were exercised during the year and any other cash compensation. Such amounts were obtained from our payroll records. We annualized the salaries and wages of our full and part-time employees who were not employed for the entire fiscal year. The compensation measure above was consistently applied to all our employees. As we had an even number of employees, the methodology resulted in the identification of two median employees. We selected the employee we believed whose total compensation was more representative of our general compensation practices.
Once we identified our median employee, we calculated such employee’s compensation for fiscal 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. In addition to the amounts required to be reported as compensation in the Summary Compensation Table, we included the dollar value of employer paid non-discriminatory health insurance benefits in the total annual compensation of our median employee and Mr. Oxley to better reflect our employee compensation practices.
For fiscal 2024:
•the total compensation of our median employee was $153,932; and
•the annualized total compensation of Mr. Oxley was $2,870,965.

Based on this information, for fiscal 2024, the ratio of Mr. Oxley's total compensation to the total compensation of our median employee was 19 to 1.

The pay ratio described above involves a degree of imprecision due to the use of estimates and assumptions but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about executive compensation actually paid (as defined by SEC rules). Item 402(v) of Regulation S-K also requires disclosure of the cumulative total shareholder return (“TSR”) of the Company, the TSR of the Company’s peer group, the Company's net income and an additional financial performance measure chosen by the Company, if applicable. For further information concerning the Company's pay-for-performance philosophy and how the Company aligns executive compensation with Company performance, refer to the "Compensation Discussion and Analysis" section beginning on page 21.

The following tables set forth information regarding the compensation of our principal executive officer (“PEO”), Anthony W. Oxley, our former PEO, Daniel C. Bartok, and the average compensation of our other NEOs compared to Company and peer group performance for the fiscal years listed. We have not included a Company-selected measure in the following table because we did not link our NEO compensation to any specific performance measure in fiscal 2024.

			Average Summary Compensation Table Total for Non-PEO NEOs(5)	Average Compensation Actually Paid to Non-PEO NEOs(6)	Value of Initial Fixed $100 Investment Based On
Year	Summary Compensation Table Total for Mr. Oxley(1)	Compensation Actually Paid to Mr. Oxley(2)			Total Shareholder Return(7)	Peer Group Total Shareholder Return(8)	Net Income(9) (in millions)
2024	$2,752,806	$3,377,719	$1,850,226	$2,164,232	$173.75	$127.65	$203.4

			Average Summary Compensation Table Total for Non-PEO NEOs(5)	Average Compensation Actually Paid to Non-PEO NEOs(6)	Value of Initial Fixed $100 Investment Based On
Year	Summary Compensation Table Total for Mr. Bartok(3)	Compensation Actually Paid to Mr. Bartok(4)			Total Shareholder Return(7)	Peer Group Total Shareholder Return(8)	Net Income(9) (in millions)
2024	$993,488	$1,198,158	$1,850,226	$2,164,232	$173.75	$127.65	$203.4
2023	$2,569,434	$3,592,107	$1,647,692	$2,468,745	$144.61	$95.05	$166.9
2022	$2,710,839	$2,321,786	$2,008,835	$1,671,559	$60.06	$60.36	$178.8
2021	$2,263,124	$2,259,809	$1,648,862	$1,643,444	$100.00	$100.00	$110.5
(1)The dollar amounts reported in this column are the amounts of the total compensation reported for our current PEO, Anthony W. Oxley, who was our Chief Executive Officer for a portion of fiscal 2024. Refer to “Executive Compensation - Summary Compensation Table.”
(2)The dollar amounts reported represent the amount of “compensation actually paid” to Mr. Oxley, as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by Mr. Oxley. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for the year, adjusted as shown below. Equity values are calculated in accordance with the same assumptions we generally use under FASB ASC Topic 718 and reflect changes in the value of awards granted by D.R. Horton (that settle in D.R. Horton shares), as well as the Company (that settle in Company shares), that continue to vest based on Mr. Oxley's service to the Company.

Compensation Actually Paid to Mr. Oxley	2024
Summary Compensation Table (SCT) total compensation	$2,752,806
Less: stock award values reported in SCT for the covered year	(889,497)
Plus: fair value as of year-end of stock awards granted in the covered year	866,732
Plus: year over year change in fair value as of year-end of outstanding unvested stock awards granted in prior years	513,461
Plus: change in fair value from prior year end to the vesting date of stock awards granted in prior years that vested in the covered year	134,217
Compensation actually paid to Mr. Oxley	$3,377,719

(3)The dollar amounts reported in this column are the amounts of the total compensation reported for our former PEO, Daniel C. Bartok, who was our Chief Executive Officer in fiscal years 2021, 2022, 2023, and for part of fiscal 2024 through January 1, 2024. Refer to “Executive Compensation - Summary Compensation Table.”
(4)The dollar amounts reported represent the amount of “compensation actually paid” to Mr. Bartok, as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by Mr. Bartok. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for fiscal 2024, adjusted as shown below. Equity values are calculated in accordance with the same assumptions we generally use under FASB ASC Topic 718.

Compensation Actually Paid to Mr. Bartok	2024
Summary Compensation Table (SCT) total compensation	$993,488
Less: stock award values reported in SCT for the covered year	—
Plus: fair value as of year-end of stock awards granted in the covered year	—
Plus: year over year change in fair value as of year-end of outstanding unvested stock awards granted in prior years	—
Plus: change in fair value from prior year end to the vesting date of stock awards granted in prior years that vested in the covered year	204,670
Compensation actually paid to Mr. Bartok	$1,198,158
(5)The dollar amounts reported represent the average of the amounts reported for the Company's non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of the NEOs included for these purposes in each applicable fiscal year are as follows: (i) for 2024 and 2023, Donald J. Tomnitz, James D. Allen, and Mark S. Walker; and (ii) for 2022 and 2021, Donald J. Tomnitz and James D. Allen.
(6)The dollar amounts reported represent the average amount of “compensation actually paid” to the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for fiscal 2024, adjusted as shown below. Equity values are calculated in accordance with the same assumptions we generally use under FASB ASC Topic 718.

Average Compensation Actually Paid to Non-PEO NEOs	2024
Average Summary Compensation Table (SCT) total compensation	$1,850,226
Less: average stock award values reported in SCT for the covered year	(466,686)
Plus: average fair value as of year-end of stock awards granted in the covered year	375,880
Plus: average year over year change in fair value as of year-end of outstanding unvested stock awards granted in prior years	193,087
Plus: average change in fair value from prior year end to the vesting date of stock awards granted in prior years that vested in the covered year	211,725
Average compensation actually paid to non-PEO NEOs	$2,164,232
(7)Total Shareholder Return (TSR) is calculated by assuming that a $100 investment was made on September 30, 2021.
(8)The TSR Peer Group consists of the Peer Group, as used in the Company's stock performance graph in our annual report on Form 10-K, which is the same peer group disclosed on page 30 under “Competitive Pay Analysis and Peer Group.”
(9)Amounts represent net income reported in the Company's audited financial statements for the applicable fiscal year and are included as required by Item 402(v) of Regulation S-K.

No Specific Financial Performance Measures
As described in greater detail in the Compensation Discussion and Analysis section, for fiscal 2024, the Company's executive compensation program consisted of a base salary, discretionary cash bonus, time-based equity awards, health and welfare programs and retirement benefits. The 2024 cash bonus program was fully discretionary based on a comprehensive review of Company and individual performance, and the equity awards granted to our NEOs were comprised entirely of time-based RSUs.
While the Compensation Committee considers overall financial performance for the year to align executive compensation with Company performance, the Compensation Committee did not link any specific financial performance measure to fiscal 2024 compensation for our NEOs. Therefore, as permitted by Item 402(v) of Regulation S-K, we have not disclosed a Company-selected measure in the Pay versus Performance Table above or provided a list of the most important financial performance measures.

Relationship Between Pay and Performance
As described in more detail in the Compensation Discussion and Analysis section, the Company's executive compensation program for fiscal 2024 reflected a discretionary pay-for-performance philosophy based on the consideration of several factors. Moreover, the Compensation Committee generally seeks to incentivize NEOs to maximize the Company's value over the long-term and, therefore, does not specifically align the Company's performance measures with compensation that is actually paid (as calculated in accordance with SEC rules) for a particular year. Pursuant to SEC rules, the following graphs are provided to show the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and TSR
CAP
(in millions)
$4.0
$3.0
$2.0
$1.0
$0.0
TSR
(per share)
$200
$160
$120
$80
$40
2021
2022
2023
2024
PEO CAP
Former PEO CAP
Average Non-PEO NEO CAP
Forestar Group Inc. TSR
Peer Group TSR

Compensation Actually Paid and Net Income
CAP
(in millions)
$4.0
$3.0
$2.0
$1.0
$0.0
Net Income
(in millions)
$250
$200
$150
$100
$50
$0
2021
2022
2023
2024
PEO CAP
Former PEO CAP
Average Non-PEO NEO CAP
Net Income

Proposal No. 3 – Approve an Amendment to the Company's Second Amended and Restated Certificate of Incorporation to Modify Transaction Approval Thresholds

Our Board of Directors has unanimously adopted, declared advisable and resolved to recommend to the Company’s stockholders that they approve and adopt, an amendment (the “Charter Amendment”) to the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”) to increase the monetary threshold above which (i) certain investment decisions must be approved by the Company’s Board, rather than its Investment Committee, and (ii) certain transactions require the prior written consent of D.R. Horton. The following description is a summary only and is qualified in its entirety by reference to Exhibit A to this Proxy Statement, which marks these changes specifically (additions to the Charter are indicated by underlining and deletions to the Charter are indicated by strike-outs).

Our Charter, which was adopted in connection with the Merger in 2017, contains two provisions regarding the approval of transactions involving Capital Expenditures (as defined in the Charter) in excess of $20 million.

First, the Charter provides that the Investment Committee of the Company, the members of which are Mr. Tomnitz, Mr. Oxley, Mr. Allen and Mr. Walker, is vested with sole responsibility over investment decisions involving, in any single transaction or a series of related transactions, Capital Expenditures of $20 million or less (the “Investment Committee Approval Threshold”). All decisions by the Investment Committee require the approval of a majority of the members of the Investment Committee. Investment decisions involving Capital Expenditures in excess of the Investment Committee Approval Threshold are subject to approval by the Company’s Board. As the Company’s business regularly involves transactions of this nature, this approval structure was established so that the Investment Committee would have the authority to approve ordinary course transactions to be entered into by the Company, and Board approval would be required for transactions of greater significance.

Second, the Charter provides that the Company shall not, without the prior written approval of D.R. Horton, acquire (including by way of merger, exchange offer, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any person, or make any investment in or loan to any person, in any single transaction or series of related transactions, involving Capital Expenditures in excess of $20 million (the “D.R. Horton Approval Threshold” and together with the Investment Committee Approval Threshold, the “Approval Thresholds”). The D.R. Horton Approval Threshold was set at the same level as the Investment Committee Approval Threshold, with the intention that approval from D.R. Horton would only be required for more significant transactions rather than ordinary course transactions.

Since the 2017 Merger and the adoption of the Charter, the Company has grown, and economic conditions have changed, rendering the current Approval Thresholds impracticable and burdensome. The Company had real estate assets of $130 million at December 31, 2017, the fiscal year ended immediately following the closing of the Merger. Since then, the Company’s total real estate assets have increased by over 1600% to $2.3 billion as of the fiscal year ended September 30, 2024. The proposed $45 million Approval Threshold constitutes 2% of the Company’s real estate assets at September 30, 2024, compared to the initial $20 million Approval Threshold, which constituted 15% of the Company’s real estate assets at December 31, 2017. Further, the economy has experienced significant inflation since adopting the Charter, which increased the costs of land, materials and labor. As a result, a considerable number of transactions entered into by the Company involve Capital Expenditures in excess of $20 million, such that the Investment Committee is not serving its intended function of approving routine transactions, and the approval of D.R. Horton is required for transactions that are considered to be routine. Our Board believes it is in the best interests of the Company, and consistent with the intent of establishing the Investment Committee and the Approval Thresholds, to increase such thresholds to accommodate the Company’s growing business and to include a mechanism for future increases based on economic and market conditions, without requiring further amendments to the Charter.

Specifically, the Charter Amendment would:

•increase the Investment Committee Approval Threshold to $45 million, subject to an annual increase on the Adjustment Date (as defined below) by an amount equal to the product of (A) the one-year percentage change reported in the S&P CoreLogic Case-Shiller U.S. National Home Price NSA Index (the “Case-Shiller Index Change”) for the one-year period ending July 31 of the then-current calendar year, expressed as a decimal and (B) the Investment Committee Approval Threshold in effect immediately prior to the applicable Adjustment Date. Any adjustments to the Investment Committee Approval Threshold shall be rounded to the nearest $100,000. If the Case-Shiller Index Change is negative for any annual period, there shall be no adjustment, and the then-current Investment Committee Approval Threshold shall remain in effect until the next Adjustment Date. Adopting the Charter Amendment would mean that the Investment Committee would be authorized to approve investment decisions involving Capital Expenditures of $45 million or less, subject to the adjustment described above; and

•increase the D.R. Horton Approval Threshold to $45 million, subject to an annual increase on the Adjustment Date by an amount equal to the product of (A) the one-year percentage change reported in the Case-Shiller Index Change for the one-year period ending July 31 of the then-current calendar year, expressed as a decimal and (B) the D.R. Horton Approval Threshold in effect immediately prior to the applicable Adjustment Date. Any adjustments to the D.R. Horton Approval Threshold shall be rounded to the nearest $100,000. If the Case-Shiller Index Change is negative for any annual period, there shall be no adjustment, and the then-current D.R. Horton Approval Threshold shall remain in effect until the next Adjustment Date. Adopting the Charter Amendment would mean that approval from D.R. Horton would only be required for transactions involving Capital Expenditures in excess of $45 million, subject to the adjustment described above.

For purposes of the Charter Amendment, “Adjustment Date” means the last Tuesday of September or, if the Case-Shiller Index Change has not been published as of such date, the date that the Case-Schiller Index Change for the relevant period is published.

The Charter Amendment will be set forth in a Certificate of Amendment. If approved, the Charter Amendment will be effective upon filing the Certificate of Amendment setting forth the Charter Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Charter Amendment. In addition, if the stockholders approve the Charter Amendment and the Certificate of Amendment setting forth the Charter Amendment is filed with the Delaware Secretary of State, we intend to file a Restated Certificate of Incorporation to integrate the Charter and the Charter Amendment into a single document. Our Board reserves the right to elect to abandon the Charter Amendment at any time before it becomes effective even if it is approved by the stockholders. If the Company's stockholders do not approve the Charter Amendment, the Certificate of Amendment will not be filed with the Delaware Secretary of State, and the existing Approval Thresholds will remain in the Charter.

Approval of the Charter Amendment requires the affirmative vote of a majority of the outstanding shares of the Company’s common stock entitled to vote as of the record date. Abstentions and broker non-votes, if any, will have the effect of a vote against the Charter Amendment.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” Approval of an Amendment to the Company's Second Amended and Restated Certificate of Incorporation to Modify Transaction Approval Thresholds.

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on the Company’s website at www.forestar.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and Ernst & Young LLP the audited financial statements for the year ended September 30, 2024. We also reviewed and discussed with Ernst & Young LLP the audit plans and the matters required to be discussed by the Public Company Accounting Oversight Board. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2024, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Samuel R. Fuller, Chair

Kellie L. Fischer

Lisa H. Jamieson

Elizabeth (Betsy) Parmer

George W. Seagraves, II

Proposal No. 4 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to continue to serve as the independent registered public accounting firm to audit our consolidated financial statements for fiscal year 2025. Fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for the last two fiscal years were:

	2024	2023
Audit Fees	$930,000	$815,111
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total(1)	$930,000	$815,111

(1)All of the fees listed above were approved by the Audit Committee, and therefore, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is documented in the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related and certain tax services described above.

The Chair of the Audit Committee may grant approvals between Audit Committee meetings for services not pre-approved by the full Audit Committee. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of fees paid to the independent registered public accounting firm during that fiscal year. Such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During fiscal 2024, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present in person or by conference call at the 2025 Annual Meeting and given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP because the Audit Committee is responsible for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending September 30, 2025.

Beneficial Ownership of Common Stock

Management

The following table sets forth information regarding the beneficial ownership of our common stock as of the close of business on November 22, 2024 by (i) each of our directors and nominees for director, (ii) each named executive officer, and (iii) all current directors and executive officers as a group.

We determined beneficial ownership as reported in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim beneficial ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

	Amount and Nature of Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Non-Employee Directors
Kellie L. Fischer	—	*
Samuel R. Fuller	24,951	*
Lisa H. Jamieson	19,451	*
Elizabeth (Betsy) Parmer	1,320	*
George W. Seagraves, II	—	*
Named Executive Officers
Donald J. Tomnitz	106,369	*
Anthony W. Oxley	3,210	*
James D. Allen	36,654	*
Mark S. Walker	12,784	*
Daniel C. Bartok**	20,000	*
Group
All directors and current executive officers (9 persons) as a group	204,739	*

*    Less than one percent based upon a total of 50,669,946 shares of common stock outstanding on November 22, 2024.
**    Mr. Bartok's shares are as of his retirement date of January 1, 2024. His shares are not included in the group total, as he is not a current executive officer.
(1)No shares of our common stock were owned by relatives of our directors, named executive officers, or directors and executive officers as a group.

Certain Other Beneficial Owners

Based on 13G and 13D filings, the name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent of the outstanding shares of our common stock as of the close of business on November 22, 2024 follows.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(4)

D.R. Horton, Inc.(1)	31,451,063	62.1%
1341 Horton Circle
Arlington, Texas 76011
The Vanguard Group (2)	2,777,578	5.6%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Dimensional Fund Advisors LP (3)	2,602,177	5.1%
6300 Bee Cave Road, Building One
Austin, Texas 78746

(1)Based solely upon information contained in the most recently filed Schedule 13D/A of D.R. Horton, filed with the SEC on November 1, 2024, reflecting beneficial ownership as of October 28, 2024. According to this Schedule 13D/A, D.R. Horton had sole voting power for 31,451,063 of these shares, no shared voting power, sole dispositive power for 31,451,063 of these shares and no shared dispositive power.
(2)Based solely upon information contained in the most recently filed Schedule 13G/A of The Vanguard Group, filed with the SEC on February 13, 2024, reflecting beneficial ownership as of December 29, 2023. According to this Schedule 13G/A, The Vanguard Group had no sole voting power, shared voting power for 13,581 of these shares, sole dispositive power for 2,747,092 of these shares, and shared dispositive power for 30,486 of these shares.
(3)Based solely upon information contained in the most recently filed Schedule 13G of Dimensional Fund Advisors LP, filed with the SEC on October 31, 2024, reflecting beneficial ownership as of September 30, 2024. According to this Schedule 13G, Dimensional Fund Advisors LP had sole voting power for 2,550,742 of these shares, no shared voting power, sole dispositive power for 2,602,177 of these shares, and no shared dispositive power.
(4)The percentages are calculated based on 50,669,946 outstanding shares at November 22, 2024.

Certain Relationships and Related Party Transactions

Related Party Transaction Policy

We maintain a written policy and procedures for the review, approval or ratification of any related party transactions that we are required to report under this section of the Proxy Statement.

Under the related party transaction policy, any transaction, arrangement or relationship between a related party and us must be reviewed and approved by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships as pre-approved:

•Compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement;
•Compensation arrangements with an executive officer who is not an immediate family member of another related party;
•Business expense reimbursements;
•Transactions with an entity in which the related party owns less than 10% of the other entity;
•Transactions with an entity in which the related party is a director only;
•Transactions with an entity in which the related party is not an executive officer or a partner, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that entity's total annual revenues;
•Indebtedness for transactions in the ordinary course of business;
•Transactions available to all employees in the ordinary course of business, including employment by the Company of an executive officer or any related party provided such employment is approved by an executive officer of the Company who is disinterested in the transaction;
•Transactions involving a related party where the rates or charges involved are determined by competitive bids, provided such transaction is approved by an executive officer of the Company who is disinterested in the transaction;
•Transactions with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law of governmental authority;
•Transactions between D.R. Horton and us that are contemplated by, and approved in accordance with (i) Section 6.2 of our Second Amended and Restated Certificate of Incorporation, (ii) the A&R Stockholder’s Agreement between D.R. Horton and us dated October 28, 2024 and (iii) the Master Supply Agreement between D.R. Horton and us dated June 29, 2017, all of which were initially approved by our stockholders at a Special Meeting of Stockholders held on October 3, 2017, provided such transactions are approved by our Investment Committee and/or Board of Directors (independent directors) as contemplated in such governing documents and agreements; and
•Transactions between the Company and D.R. Horton subsidiaries: Vidler Water Resources, Inc. Tierra Financial Advisors, LLC, and DHI Title Agency in the ordinary course of business.

Under the policy, the Nominating and Governance Committee, in the course of review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our Standards of Business Conduct and Ethics and whether the transaction impacts a director’s independence under the NYSE listing standards. A related party transaction that has been approved or ratified by the independent members of our Board of Directors does not require approval or ratification by the Nominating and Governance Committee.

If we enter into a related party transaction that has not received approval of the Nominating and Governance Committee or Board of Directors or was not pre-approved under our policy, or if a transaction that was not originally a related party transaction later becomes a related party transaction, the Nominating and Governance Committee must review the transaction promptly and may ratify the transaction. Unless there is a compelling business or legal reason for us to continue with the transaction, the Nominating and Governance Committee may only ratify the transaction if it determines that the transaction is fair to us and any failure to comply with the related party transaction policy was not due to fraud or deceit.

Related party transactions between D.R. Horton and us that have been approved by our Investment Committee (i.e., currently transactions of $20 million or less, subject to the increase set forth in the Charter Amendment described in Proposal 3) and are of the type contemplated in Section 6.2 of our Second Amended and Restated Certificate of Incorporation, the A&R Stockholder’s Agreement between D.R. Horton and us dated October 28, 2024 and the Master Supply Agreement between D.R. Horton and us dated June 29, 2017 may be ratified by the Nominating and Governance Committee on a quarterly basis or at the next scheduled meeting of the Nominating and Governance Committee at which the Committee chairperson includes such item on the meeting agenda.

Stockholder’s Agreement

We entered into an Amended and Restated Stockholder's Agreement, dated October 28, 2024, (the “A&R Stockholder's Agreement”) with D.R. Horton that provides for certain Board and Board committee appointment rights and certain approval rights. For a discussion of the Board and Board committee appointment requirements, see “Proposal No. 1 — Election of Directors — Stockholder’s Agreement ” and “Corporate Governance and Board Matters — Board Committees and Stockholder’s Agreement.”

Also under the A&R Stockholder’s Agreement and our Second Amended and Restated Certificate of Incorporation, we must maintain an investment committee (which will not be considered a committee of the Board) (the “Investment Committee”), the members of which will be our officers or employees who are (a) experienced professionals in the land acquisition and development business or (b) the chief executive officer, the chief financial officer, the general counsel or the president of community development (or any person serving in an equivalent role). Our Executive Chairman will be a member of the Investment Committee at all times. The other members of the Investment Committee will be appointed by the Nominating and Governance Committee. Under the A&R Stockholder's Agreement, the Investment Committee is solely responsible for investment decisions involving capital expenditures of $45 million or less, subject to an increase each year as described in the A&R Stockholder's Agreement (each, an “Investment Committee Approval Transaction”), however, because this provision also appears in the Second Amended and Restated Certificate of Incorporation, unless and until the Charter Amendment (as defined herein) contained in Proposal 3 is approved, such threshold remains at $20 million. All decisions of the Investment Committee will require the approval of a majority of the members of the Investment Committee. Any investment decision that does not qualify as an Investment Committee Approval Transaction will be subject to approval by the Board (independent members). Effective January 1, 2024, our Investment Committee consists of Mr. Tomnitz, Mr. Oxley, Mr. Allen and Mr. Walker.

For so long as D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without the prior written consent of D.R. Horton: (i) declare or make any extraordinary or in-kind dividend other than a dividend on a pro rata basis to all stockholders or a dividend to us or any of our wholly-owned subsidiaries; (ii) issue any new class of equity or voting securities; (iii) issue equity or equity-linked securities or voting securities (a) in the case of securities issued as employee compensation, constituting 1% or more of the then outstanding shares of our common stock in any calendar year or (b) in any other case, constituting 10% or more of the then-outstanding number of shares of our common stock; (iv) incur indebtedness above certain levels; (v) select, terminate or remove certain key officers or change their compensation arrangements; (vi) make or approve any fundamental change in our business of developing residential and mixed-use real estate; (vii) acquire assets or enter into mergers or similar acquisitions involving capital expenditures in excess of $45 million, subject to an increase each year as described in the A&R Stockholder's Agreement, however, unless and until the Charter Amendment (as defined herein) contained in Proposal 3 is approved, such threshold remains at $20 million; (viii) effect or approve any voluntary liquidation, dissolution or winding-up or certain events of bankruptcy or insolvency; or (ix) enter into any strategic alliance or commercial agreement of a nature similar to the Master Supply Agreement (as described below) with a person other than D.R. Horton.

In addition, at all times when D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without approval of a majority of the independent directors who are not also affiliated with D.R. Horton: (i) enter into, amend, modify, terminate or approve any transaction between us, on one hand, and D.R. Horton or any of its affiliates, on the other hand, or enter into any waiver, consent or election thereunder (other than an Investment Committee Approval Transaction); (ii) amend, modify or terminate, or enter into any waiver, consent or election under, the A&R Stockholder’s Agreement or enter into any merger or business combination with D.R. Horton or any of its affiliates; (iii) enter into any merger, business combination or similar transaction in which D.R. Horton receives consideration for our common stock of greater value or in a different form than our other stockholders; or (iv) settle any claim between us and D.R. Horton (other than an Investment Committee Approval Transaction).

For so long as D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of D.R. Horton under the A&R Stockholder’s Agreement. In addition, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of our other stockholders under the A&R Stockholder’s Agreement.

Except in certain cases, D.R. Horton has a pre-emptive right (but not the obligation) to participate in any issuance of equity or other securities by us by purchasing up to D.R. Horton’s and its subsidiaries’ pro rata portion of such equity or other securities at a price and otherwise upon the same terms and conditions as offered to other investors.

Pursuant to the customary registration rights with respect to our common stock held by D.R. Horton, its affiliates and their permitted transferees provided for by the A&R Stockholder’s Agreement, we filed an effective shelf registration statement permitting the resale of 15,000,000 shares of our common stock by D.R. Horton, its affiliates and their permitted transferees with the SEC which became effective on October 2, 2024. D.R. Horton also has the right, subject to certain limitations, to require us to register our common stock held by D.R. Horton for resale. D.R. Horton also has piggyback registration rights in connection with offerings of our common stock by our other stockholders or us. The A&R Stockholder’s Agreement also provides that D.R. Horton and its affiliates will not be prohibited from engaging in business opportunities independently of us unless the opportunity is offered to an individual who is both an officer or director of D.R. Horton or its affiliates and an officer or director of ours and the offer is made in writing to the individual in his or her capacity as an officer or director of us.

The A&R Stockholder’s Agreement will terminate on the first day that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities, provided that the provisions of the A&R Stockholder’s Agreement relating to D.R. Horton’s registration rights, the waiver of business opportunities and certain customary provisions will survive the termination of the A&R Stockholder’s Agreement.

Additional information regarding the A&R Stockholder’s Agreement, including a copy of the A&R Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on November 1, 2024.

Master Supply Agreement

We entered into a Master Supply Agreement with D.R. Horton. The terms of the Master Supply Agreement, unless earlier terminated, continue until the earlier of (a) the date that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities and (b) June 29, 2037.

Under the Master Supply Agreement, we will present to D.R. Horton all single-family residential lot development opportunities (subject to certain exceptions) that we desire to acquire and develop that have been approved or conditionally approved by the Investment Committee (a “Company Sourced Opportunity”); and D.R. Horton has the right, but not the obligation, to present us with lot development opportunities that D.R. Horton desires Forestar to acquire for development (if presented to us, a “D.R. Horton Sourced Opportunity”).

The following opportunities are excluded from Company Sourced Opportunities: (a) any opportunities, developments or ventures owned, under contract, the subject of a letter of intent or otherwise being pursued, by us at the time of the Merger; or (b) any opportunities presented to us by a third-party builder.

We and D.R. Horton will collaborate regarding all Company Sourced Opportunities and all D.R. Horton Sourced Opportunities after considering current and future market conditions. If we and D.R. Horton agree to pursue a Company Sourced Opportunity or a D.R. Horton Sourced Opportunity, such agreement will be evidenced by a mutually agreed upon written development plan prepared at the direction of the Investment Committee (a “Development Plan”), addressing, among other things, the number, size, layout and projected price of lots, phasing, timing, amenities and entitlements and are referred to as either a “Company Sourced Development” or a “D.R. Horton Sourced Development,” as the case may be.

D.R. Horton or its affiliates have (a) a right of first offer (“ROFO”) to buy up to 50% of the lots in the first phase (and in any subsequent phase in which D.R. Horton purchased at least 25% of the lots in the previous phase) in each Company Sourced Development; and (b) the right to purchase up to 100% of the lots in each D.R. Horton Sourced Development, at the then current fair market price and terms per lot, as mutually agreed to by us and D.R. Horton. All lots in a Company Sourced Development in which a D.R. Horton affiliate participates as a buyer will be equitably allocated among D.R. Horton and any other builders in each phase taking into consideration the location, size and other attributes associated with the lots. The agreement evidencing the ROFO for the lots in the Company Sourced Development (the “ROFO Agreement”), and the purchase and sale agreement for the lots in the D.R. Horton Sourced Development (the “PSA”), will be negotiated, finalized and executed as a part of the Development Plan. In all events, the Development Plan will be finalized, and the ROFO Agreement will be negotiated, finalized and executed, prior to the expiration of the feasibility period in any contract to acquire a Company Sourced Development. D.R. Horton will assign to us on an “as-is,” “where-is basis” the contract to acquire a D.R. Horton Sourced Development after the finalization of the Development Plan and PSA for such D.R. Horton Sourced Development.

We, at our sole cost and expense, will perform and direct, through our employees, agents and contractors, all functions relative to diligence, entitlement, financing, planning, design and construction of all on-site and off-site improvements required for any development.

In addition to termination for breach or mutual agreement of the parties, we may terminate the Master Supply Agreement at any time that D.R. Horton and its affiliates beneficially own less than 25% of our voting securities.

Additional information regarding the Master Supply Agreement, including a copy of the Master Supply Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Shared Services Agreement

We entered into a Shared Services Agreement with D.R. Horton pursuant to which D.R. Horton provides us certain administrative, compliance, operational and procurement services. During fiscal 2024, we paid D.R. Horton approximately $5.6 million for these shared services and $9.6 million for the cost of health insurance and other employee benefits. The amount we pay for these shared services is re-evaluated and agreed to each fiscal year.

In addition to termination for breach or mutual agreement of the parties, the Shared Services Agreement shall terminate 30 calendar days after it is determined that D.R. Horton owns less than 20% of our voting securities.

Additional information regarding the Shared Services Agreement, including a copy of the Shared Services Agreement, can be found in our Annual Report on Form 10-K filed with the SEC on November 19, 2020.

Tax Sharing Agreement

We are subject to a Tax Sharing Agreement with D.R. Horton. This agreement sets forth an equitable method for reimbursements of tax liabilities or benefits between D.R. Horton and us related to state and local income, margin or franchise tax returns filed on a unitary basis with D.R. Horton. In accordance with this agreement, we reimbursed D.R. Horton $2.2 million in fiscal 2024 for our tax expense generated in fiscal 2023.

Additional information regarding the Tax Sharing Agreement, including a copy of the Tax Sharing Agreement, can be found in our Annual Report on Form 10-K filed with the SEC on November 17, 2023.

Related Party Transactions

D.R. Horton

We participate in real property transactions with D.R. Horton at market terms and negotiate pricing in the normal course of business. These real property transactions are of the type contemplated by the Master Supply Agreement and the A&R Stockholder’s Agreement. In instances where D.R. Horton already has the land under contract, we may underwrite the transaction independently and choose to close in place of D.R. Horton after D.R. Horton assigns us the contract. We will develop the land into finished residential lots. We will enter into a lot purchase contract with D.R. Horton to sell the lots to D.R. Horton at negotiated current fair, market prices. Sometimes, D.R. Horton may provide us with land development services related to these transactions. If land development services are provided, the fees we owe for these services are deducted from the lot sale proceeds we receive from D.R. Horton. Alternatively, we may source the land directly, develop the land into finished residential lots, enter into a lot purchase contract with D.R. Horton and sell such lots to D.R. Horton or a third party at negotiated current, fair market prices.

Additionally, we make short-term strategic investments in finished lots (lot banking) and undeveloped land (land banking), with the intent to sell these assets within a short time period, primarily to D.R. Horton, without any development services. For lot and land banking, D.R. Horton reimburses us for any costs incurred during the holding period, which is typically 6 to 18 months, and pays us a negotiated current fair, market price plus a carrying fee, typically a percentage of the acquisition cost.

Real property transaction or series of related transactions expected to result in capital expenditures greater than a certain threshold (currently transactions of $20 million or greater, subject to the increase set forth in the Charter Amendment described in Proposal 3) are approved by the Investment Committee and by the independent members of our Board of Directors as set forth in our Second Amended and Restated Certificate of Incorporation and the A&R Stockholder’s Agreement and in accordance with our Related Party Transaction Policy. Real property transactions approved by the independent members of our Board of Directors do not require separate ratification by our Nominating and Governance Committee under the terms of our Related Party Transaction Policy. Furthermore, under the terms of the Second Amended and Restated Certificate of Incorporation and the A&R Stockholder’s Agreement, we require the prior written consent of D.R. Horton to acquire any asset or similar acquisitions involving capital expenditures in excess of a certain threshold (currently transactions of $20 million or greater, subject to the increase set forth in the Charter Amendment described in Proposal 3). See further details on the proposed amendment to the Second Amended and Restated Certificate of Incorporation under Proposal 3.

At September 30, 2024, we owned or controlled through option purchase contracts approximately 95,100 residential lots, of which approximately 57,800 were owned and 37,300 were controlled through purchase contracts. Of our total owned residential lots, approximately 20,500 are under contract to sell to D.R. Horton. Additionally, D.R. Horton has the right of first offer on approximately 17,200 of our owned residential lots based on executed purchase and sale agreements.

At September 30, 2024, we had earnest money deposits of approximately $168.4 million from D.R. Horton related to land and lot option purchase contracts.

During fiscal 2024, we sold 13,267 residential lots to D.R. Horton for approximately $1.3 billion. In addition, during fiscal 2024, we sold approximately 32 residential tract acres to D.R. Horton for $2.1 million, recognized $19.0 million in revenue related to land banking contracts with D.R. Horton and recognized $2.6 million of other revenues from transactions with D.R. Horton.

At September 30, 2024, we had contract liabilities of $2.6 million related to our remaining unsatisfied performance obligations relating to lot sales to D.R. Horton and contract assets of $6.5 million related to a contract with D.R. Horton.

During fiscal 2024, we reimbursed D.R. Horton approximately $27.5 million for previously paid earnest money and $22.9 million for pre-acquisition and other due diligence and development costs related to land purchase contracts identified by D.R. Horton that we independently underwrote and closed. At September 30, 2024, we owed $5.2 million to D.R. Horton for earnest money, pre-acquisition, due diligence costs and other costs related to these land purchase contracts and other intercompany transactions in the normal course of business. During fiscal 2024, we paid D.R. Horton $0.9 million for land development services. During fiscal 2024, we paid $0.2 million of fees to D.R. Horton's wholly-owned title company.

In addition, we lease office space from D.R. Horton in various locations throughout the U.S. During fiscal 2024, we paid D.R. Horton aggregate lease payments of approximately $0.5 million for these spaces. During fiscal 2024, we reimbursed D.R. Horton $2.7 million for corporate and administrative expenses paid by D.R. Horton on behalf of the Company.

The real property transactions described in this “Certain Relationships and Related Party Transactions” section are usual and customary real property transactions for companies in the homebuilding and land development businesses. These real property transactions are discussed in this section because D.R. Horton owned approximately 62% of our common stock at November 22, 2024. Other than described and disclosed in this section, the individual executive officers or directors of the Company and D.R. Horton have no beneficial interest in these real property transactions other than in their oversight or employment capacity as officers or directors of their respective companies.

R&R

In December 2023, D.R Horton assigned to the Company D.R. Horton's right under a land purchase contract between D.R Horton and Double R DevCo, LLC (referred to herein as “R&R”) to purchase the first phase of land, approximately 154 acres, in Fort Worth, Denton County, Texas for a purchase price of approximately $11.3 million. Simultaneously with the assignment of the land purchase contract, the Company and D.R Horton entered into a finished lot purchase agreement concerning the 154 acres that will be developed into approximately 564 finished lots. Development work began in January 2024.

The land is a development referred to as Lone Star at Liberty Trails. R&R is owned and controlled by Ryan and Reagan Horton, the adult sons of the late Chairman of D.R Horton, Donald R. Horton. This Related Party Transaction was approved in accordance with our Related Party Transaction Policy.

Employment

Drew Bartok, adult son of Daniel C. Bartok, the Company's former Chief Executive Officer until January 1, 2024, was employed by the Company as a Senior Entitlement and Development Director in our Sarasota office until his departure on June 14, 2024. In fiscal 2024, Drew Bartok earned cash compensation of $175,436 and no equity compensation. His compensation was consistent with the compensation provided to other employees of the same level with similar responsibilities.

Taylor Tomnitz, adult daughter of Donald J. Tomnitz, the Company's Executive Chairman, is employed by the Company as a Marketing Associate in our Arlington office. In fiscal 2024, Taylor Tomnitz earned cash compensation of $104,787 and no equity compensation. Her compensation was consistent with the compensation provided to other employees of the same level with similar responsibilities.

Delinquent Section 16(a) Reports

Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports, and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that each person who at any time during the 2024 fiscal year was a director or an executive officer or held more than 10% of our common stock filed the required reports on time in fiscal year 2024 except for Mr. Oxley who filed one late Form 4 on May 1, 2024 to report a common stock purchase on April 24, 2024.

General Information

Time, Place and Purposes of Meeting

Our 2025 Annual Meeting of Stockholders will be held on Monday, January 20, 2025, at 9:00 a.m. Central Time, at our corporate offices located at 2221 E. Lamar Blvd., Suite 790, Arlington Texas 76006. The purposes of the 2025 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders.

Record Date

Holders of our common stock as of the close of business on November 22, 2024, the record date, may vote at the 2025 Annual Meeting, either in person or by proxy. At the close of business on November 22, 2024, 50,669,946 shares of our common stock were outstanding and entitled to vote at the 2025 Annual Meeting. Common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the meeting. A list of stockholders as of the record date will be available for examination by any stockholder during ordinary business hours at the offices of Forestar set forth above for at least ten days before the 2025 Annual Meeting.

Stockholders Sharing the Same Address

Any broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of this Proxy Statement and our Annual Report to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of this Proxy Statement and our Annual Report will be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver promptly and free of charge a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of this Proxy Statement and our Annual Report in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: Forestar Group Inc., 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, Attention: Corporate Secretary; (817) 769-1860 or by email: InvestorRelations@forestar.com.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and this Proxy Statement and our Annual Report have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares, and this Proxy Statement and our Annual Report have been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

Voting Your Shares

If you hold shares in your own name as a stockholder of record, you may cast your vote in one of four ways:
•By Submitting a Proxy by Internet. You may submit a proxy via the internet 24 hours a day, 7 days a week on the website www.proxyvote.com. To be valid, your proxy by internet must be received by 11:59 p.m., Eastern Time, on January 19, 2025.
•By Submitting a Proxy by Telephone. You may submit a proxy by telephone 24 hours a day, 7 days a week by calling 1-800-690-6903. Follow the simple instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m., Eastern Time, on January 19, 2025.
•By Submitting a Proxy by Mail. If you have printed the proxy card from the website or received, upon request, a hard copy of the proxy card and wish to submit your proxy by mail, you must mark your proxy card, sign and date it, and return it in the prepaid envelope that has been provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, your proxy by mail must be received prior to the 2025 Annual Meeting.
•At the Annual Meeting. You can vote your shares in person at the 2025 Annual Meeting.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the voting process of the institution holding your shares. Please check with your bank or broker and follow the voting procedures they provide to vote your shares.

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If your shares are held in your own name as a stockholder of record and you return your signed proxy card or vote by telephone or internet but do not specify a voting choice, your shares will be voted as follows:

•FOR the election of all director nominees.
•FOR the advisory vote on the approval of our executive compensation.
•FOR the amendment to the Company's Second Amended and Restated Certificate of Incorporation to Modify Transaction Approval Thresholds.
•FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2025.

Voting in Person at the Annual Meeting

If you hold shares in your own name as a stockholder of record, you are invited to attend the 2025 Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How You Can Change or Revoke Your Vote

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins at the 2025 Annual Meeting by:
•giving written notice of revocation to our Corporate Secretary at any time before the voting begins;
•signing and delivering a proxy that is dated after the proxy you wish to revoke;
•attending the meeting and voting in person by properly completing and submitting a ballot; or
•if you submitted a proxy by telephone or internet, by submitting a subsequent proxy by telephone or internet.

Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

We must receive your notice of revocation or later-dated proxy at or prior to voting at the 2025 Annual Meeting for it to be effective. It should be delivered to:
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the meeting before the voting begins.

If you are the beneficial owner of your shares held in street name and you wish to change your vote, please check with your bank or broker and follow the procedures provided by them.

Quorum

The presence at the 2025 Annual Meeting, in person or by proxy, of holders of 25,334,973 shares (a majority of the votes entitled to be cast by the stockholders entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” and broker “non-votes” (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Abstentions

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to each of Proposal 1, Proposal 2 and Proposal 4 will not be counted as a vote “cast” for or against the proposal. Consequently, an abstention with respect to any such proposal scheduled for a vote at the annual meeting will not affect the outcome of the vote. An abstention with respect to Proposal 3 will have the effect of a vote against Proposal 3.

Broker Non-Votes

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a broker “non-vote” for the matters on which the broker does not vote. A broker “non-vote” with respect to each of Proposal 1, Proposal 2 and Proposal 4 will not be counted as a vote “cast” for or against the proposal. Consequently, a broker “non-vote” with respect to any of these proposals will not affect the outcome of the vote. A broker “non-vote,” if any, with respect to Proposal 3 will have the effect of a vote against Proposal 3.

Required Votes

Election of Directors

To elect a director nominee, the votes cast “for” that nominee must exceed the votes cast “against” that nominee. In accordance with our Corporate Governance Guidelines, each incumbent nominee who does not receive the required vote for election must tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. For more information on the operation of our majority voting standard, see “Proposal No. 1 — Election of Directors.” Stockholders may not cumulate votes in the election of directors.

Advisory Approval of the Company’s Executive Compensation

To approve the non-binding resolution regarding approval of executive compensation, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Amendment to the Company’s Second Amended and Restated Certificate of Incorporation to Modify Transaction Approval Thresholds

To approve the Charter Amendment, a majority of the outstanding shares of the Company's common stock entitled to vote as of the record date must vote “for” the Charter Amendment.

Ratification of Independent Auditors

To ratify the appointment of our independent registered public accounting firm, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Proxy Solicitation

We are soliciting your proxy for the 2025 Annual Meeting and will pay all the costs of the proxy solicitation process. Our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestar.com. Our directors, officers and employees will not receive additional compensation for such solicitation, but will be reimbursed for out-of-pocket expenses. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for costs they incur in the solicitation.

Date for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2026 Annual Meeting, the proposal must be received by our Corporate Secretary by August 15, 2025 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after August 15, 2025 will not be considered for inclusion in our 2026 Proxy Statement.

Our amended and restated bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary and the item of business must otherwise be a proper matter for stockholder action. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2026 Annual Meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before October 12, 2025 or after November 6, 2025. Our amended and restated bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our amended and restated bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see “Proposal No. 1 — Election of Directors — Selection of Director Nominees.” Director nominations to be brought by stockholders before our 2026 Annual Meeting will be considered untimely if they are submitted before October 12, 2025 or after November 6, 2025. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions for the 2026 Annual Meeting must provide the notice required under Rule 14a-19 to the Corporate Secretary no later than November 21, 2025. In the event that the date of the 2026 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2025 Annual Meeting, then notice must be provided not later than 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public disclosure of the date of the 2026 Annual Meeting is first made by the Company. The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our Bylaws as described above.

Voting Questions or Assistance

If you have any questions or require assistance with the voting process, please call 1-866-232-3037 (domestic) or 1-720-358-3640 (international).

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, stockholders may follow the instructions when voting online at www.proxyvote.com. Following the 2025 Annual Meeting, you may continue to register for electronic delivery of future documents by visiting www-us.computershare.com/investor. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

Requesting Documents from the Company

On our website at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents and Board Committees” sections, you will find the following: (i) Corporate Governance Guidelines, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethics for Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters, (vii) Complaint Procedures for Employee Matters, (viii) Communications with the Board of Directors, (ix) Human Rights Policy, (x) Environmental Policy, and (xi) Standards of Business Conduct and Ethics. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. In addition, The 2025 Proxy Statement is available at https://www.forestar.com/investor-home/financial-information/proxy-statements/default.aspx. Our Annual Report on Form 10-K for 2024, is available at https://www.forestar.com/investor-home/financial-information/annual-reports/default.aspx. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Forestar Group Inc., 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, Attention: Corporate Secretary.

Other Matters

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the 2025 Annual Meeting. If, however, any other business should be properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

By Order of the Board of Directors

ANTHONY W. OXLEY	ASHLEY DAGLEY
President and Chief Executive Officer	Senior Vice President - Governance, Risk and Securities and Corporate Secretary

Arlington, Texas
December , 2024

Exhibit A: Proposed Amendment to The Second Amended and Restated Certificate of Incorporation of the Company to Modify Transaction Approval Thresholds:

1.Article VI, Section 6.2(a) of the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”) is proposed to be amended as follows:

(a) The Corporation shall establish, and thereafter maintain, an Investment Committee (which shall not be considered a committee of the Board) (the “Investment Committee”), the members of which shall be officers or employees of the Corporation who are (A) experienced professionals in the land acquisition and development business or (B) the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the President of Community Development (or any person serving in an equivalent role). Subject to Section 7.1, the Investment Committee shall be vested with sole responsibility over investment decisions of the Corporation and its Subsidiaries (each, an “Investment Decision”) involving, in any single transaction or series of related transactions, Capital Expenditures ~~of $20,000,000 or less~~ in an amount equal to or less than the Approval Threshold (as defined below) (each such transaction or series of related transactions, an “Investment Committee Approval Transaction”). All decisions of the Investment Committee shall require the approval of a majority of the members of the Investment Committee. For purposes of this Certificate of Incorporation, (a) “Capital Expenditure” shall mean a capital expenditure made or incurred by the Company or any of its Subsidiaries, including property acquisitions and the incurrence of any asset-level or secured Indebtedness; provided, that, in the case of an acquisition of land for a development of residential lots, the dollar amount of such Capital Expenditure shall be deemed to include the purchase price of such development, plus the total expected development costs required (i) to prepare the initial phase of lots for the construction of homes, in the case of a development to be conducted in phases, or (ii) to prepare the land for the construction of homes, in the case of a development not to be conducted in phases and (b) “Indebtedness” shall mean, with respect to any Person, (i) all indebtedness for money borrowed and any obligations evidenced by bonds, debentures, notes or similar debt instruments; (ii) all liabilities secured by any mortgage, deed of trust, deed to secure debt, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (iii) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner, through indemnity or otherwise, and the obligation to reimburse the issuer in respect of any letter of credit; (iv) any obligation as a lessee or obligor under a capitalized lease; (v) all reimbursement obligations with respect to letters of credit or similar instruments issued by a Person; and (vi) all indebtedness, obligations or other liabilities under or with respect to (x) interest rate swap, collar, cap or similar agreements providing interest rate protection and (y) foreign currency exchange agreements.

2. The following language is proposed to be inserted after Article VI, Section 6.2(d) of the Charter:

For purposes of this Article VI and Article VII:

(i) “Adjustment Date” shall mean, for each year, the last Tuesday of September or, if the Case-Schiller Index Change has not been published as of such date, such later date that the Case-Shiller Index Change for the relevant Case-Shiller Period is published.

(ii) “Approval Threshold” shall mean $45,000,000, subject to an annual increase on the Adjustment Date by an amount equal to the product of (A) the Case-Shiller Index Change and (B) the Approval Threshold in effect immediately prior to the applicable Adjustment Date. Any adjustments to the Approval Threshold shall be rounded to the nearest $100,000. In the event the Case-Shiller Index Change for any Case-Shiller Period is negative, there shall be no adjustment, and the then-current Approval Threshold shall remain in effect until the next Adjustment Date. The Corporation shall notify the Board and the Stockholder of the adjusted Approval Threshold promptly following each Adjustment Date.

(iii) “Case-Shiller Index Change” means the one-year percentage change reported in the S&P CoreLogic Case-Shiller U.S. National Home Price NSA Index for the one-year period ending July 31 of the then-current calendar year (each such period, a “Case-Shiller Period”), expressed as a decimal.

3. Article VII, Section 7.1(h) of the Charter is proposed to be amended as follows:

(h) acquire (including by way of merger, exchange offer, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any Person, or make any investment in or loan to any Person, in any single transaction or series of related transactions, involving Capital Expenditures in excess of ~~$20,000,000~~ the Approval Threshold;

FORESTAR GROUP INC.
2221 E. LAMAR BLVD., SUITE 790
ARLINGTON, TEXAS 76006
ATTN: CORPORATE SECRETARY

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 19, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 19, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V59466-P21501

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORESTAR GROUP INC.

Vote on Directors

The Board of Directors recommends a vote FOR the following director nominees.

1. Proposal One: Election of Directors.

Nominees:	For	Against	Abstain
1a. Kellie L. Fischer	☐	☐	☐
1b. Samuel R. Fuller	☐	☐	☐
1c. Lisa H. Jamieson	☐	☐	☐
1d. Elizabeth (Betsy) Parmer	☐	☐	☐
1e. George W. Seagraves, II	☐	☐	☐
1f. Donald J. Tomnitz	☐	☐	☐

Vote on Other Company Proposals

The Board of Directors recommends a vote FOR Proposals Two, Three and Four.	For	Against	Abstain
2. Proposal Two: Approval of the advisory resolution on Forestar's executive compensation.	☐	☐	☐
3. Proposal Three: Approve an Amendment to the Company's Second Amended and Restated Certificate of Incorporation to Modify Transaction Approval Thresholds.	☐	☐	☐
4. Proposal Four: Ratification of the Audit Committee's appointment of Ernst & Young LLP as Forestar's independent registered public accounting firm for the fiscal year 2025.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V59467-P21501

FORESTAR GROUP INC.
2025 ANNUAL MEETING OF STOCKHOLDERS

January 20, 2025 9:00 AM Central Time

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholders(s) hereby appoint(s) Donald J. Tomnitz and James D. Allen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all shares of Common Stock of Forestar Group Inc. (*the* "*Company*") held of record by the stockholder at the close of business on November 22, 2024 at the 2025 Annual Meeting of Stockholders to be held at 9:00 AM, Central Time on Monday, January 20, 2025, at 2221 E. Lamar Blvd., Arlington, Texas 76006, and any adjournment or postponement thereof.

The Board of Directors recommends a vote **FOR** proposals One, Two, Three and Four. The proxy holders are authorized to vote, in accordance with their discretion, on all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof, subject to compliance with Rule 14a-4(c) of the Securities Act of 1934, as amended.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.